===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): October 10, 1997


                         AMERICAN GENERAL CORPORATION
              (Exact name of registrant as specified in charter)


      Texas                         1-7981                      74-0483432
 (State or other               (Commission File               (IRS Employer
 jurisdiction of                    Number)                   Identification
 incorporation)                                                   Number)


                 2929 Allen Parkway, Houston, Texas      77019
             (Address of principal executive offices)  (Zip Code)

      Registrant's telephone number, including area code:  (713) 522-1111

================================================================================

                         AMERICAN GENERAL CORPORATION

                         TABLE OF CONTENTS TO FORM 8-K

                                                                           Page
                                                                           ----

Item 5. Other Events.

   Consolidated Financial Information of American General Corporation

      Management's Discussion and Analysis for the three years ended
         December 31, 1996................................................   2

      Consolidated Statement of Income for the three years ended
         December 31, 1996................................................  20

      Consolidated Balance Sheet at December 31, 1996 and 1995............  21

      Consolidated Statement of Shareholders' Equity for the three years ended December 31, 1996....................................  22

      Consolidated Statement of Common Stock Activity for the three years ended December 31, 1996....................................  23

      Consolidated Statement of Cash Flows for the three years ended
         December 31, 1996................................................  24

      Notes to Consolidated Financial Statements..........................  25

      Selected Financial Data.............................................  57

      Schedule I - Summary of Investments - Other than Investments in Affiliates....................................................  58

      Schedule II - Condensed Financial Information of Registrant.........  59

      Schedule III - Supplementary Insurance Information..................  62

      Schedule IV - Reinsurance...........................................  63

      Schedule V - Valuation and Qualifying Accounts......................  64

      Report of Independent Auditors......................................  65

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

      (c) Exhibits........................................................  66

      Signature...........................................................  67

Item 5. OTHER EVENTS.

        On June 17, 1997, American General Corporation (American General) completed the merger of USLIFE Corporation (USLIFE) in an all-stock transaction valued at approximately $1.8 billion. The acquisition was accounted for using the pooling of interests method and, accordingly, American General's consolidated financial statements and notes, as well as related financial schedules and exhibits, have been restated to include the results of operations, financial position, and cash flows of USLIFE.

        American General's consolidated balance sheets as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, common stock activity, and cash flows, and Management's Discussion and Analysis, for the three years ended December 31, 1996 are included on pages 2-56 herein. See the Table of Contents for a list of other information contained herein.

AMERICAN GENERAL CORPORATION
Management's Discussion and Analysis
For the three years ended December 31, 1996

Management's Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements and related notes beginning on page 20 herein. Certain information included herein is forward looking and involves risks and uncertainties that could significantly impact expected results. Readers are directed to discussions of risks and uncertainties included in documents filed by American General Corporation with the Securities and Exchange Commission.

                                   OVERVIEW

American General Corporation (American General) is one of the nation's largest diversified financial services organizations with assets of $74 billion and shareholders' equity of $6.8 billion. American General reports the results of its business operations in three segments: Retirement Services, Consumer Finance, and Life Insurance.

On June 17, 1997, American General completed the merger of USLIFE Corporation (USLIFE) in an all-stock transaction. American General issued 39.0 million shares of common stock (with a market value of approximately $1.8 billion), or
1.1069 shares in exchange for each USLIFE common share. The exchange ratio was based on the transaction price of $49 per USLIFE common share divided by an average trading price of American General common stock for a period prior to closing.

USLIFE provides financial services, primarily life insurance and annuities, to over one million customers nationwide. Ultimate annual expense savings from this merger are expected to be approximately $50 million.

The acquisition was accounted for using the pooling of interests method of accounting and, accordingly, American General's consolidated financial statements and notes have been restated to include the results of operations, financial position, and cash flows of USLIFE.

American General and its subsidiaries (collectively, the company) reported net income for the three years ended December 31, 1996 as follows:

(In millions)                           1996    1995    1994
                                       ------  ------  ------

Net income                             $  653  $  650  $  609
Net income per share                     2.63    2.65    2.46

The following significant items affected year-to-year comparability of net income:

  . Results include the operations of The Independent Life and Accident
    Insurance Company (Independent Life), acquired February 29, 1996, and The Franklin Life Insurance Company (Franklin Life), acquired January 31, 1995.

  . Net income for 1996 reflected aftertax charges of $125 million, consisting of $93 million ($.37 per share) resulting from the company's decision to offer for sale $875 million of non-strategic, underperforming finance receivable portfolios, and $32 million ($.13 per share) related to the write-down of USLIFE traditional indemnity group major medical business based on revised assumptions reflecting current experience.

  . Net income for 1995 included a fourth quarter aftertax charge of $140 million ($.57 per share) for an increase in the allowance for finance receivable losses.

  . In 1994, net income reflected net realized investment losses of $115 million
    ($.47 per share), primarily from the company's capital gains offset program.

                             CORPORATE DEVELOPMENT


The life insurance industry is currently undergoing a period of extensive consolidation. American General has participated in this consolidation through selective acquisitions to enhance growth and shareholder value. Including the USLIFE merger, American General has completed or announced five acquisitions with total consideration of $4.4 billion since December 1994.

Independent Life

On February 29, 1996, American General acquired Independent Insurance Group, Inc., the holding company of Independent Life, for $362 million, consisting of cash (38%), common stock (38%), and convertible preferred stock (24%).

Independent Life complements the company's existing life insurance distribution systems and further strengthens its position in households with modest incomes, particularly in the Southeast. Management plans to complete consolidation of Independent Life into the company's Nashville-based operations in 1997. The ultimate annual expense savings from this consolidation are expected to be approximately $75 million.

Franklin Life

On January 31, 1995, American General acquired American Franklin Company (AFC), the holding company of Franklin Life, for $1.17 billion. The purchase price consisted of $920 million cash paid at closing and a $250 million cash dividend paid by AFC to its former parent prior to closing. Franklin Life complements the company's existing life insurance distribution systems and further strengthens its position in middle-income households, particularly in the Midwest.

Western National

On December 23, 1994, American General acquired a 40% investment in Western National Corporation (Western National), the holding company of Western National Life Insurance Company, through the acquisition of 24.9 million shares of common stock for $274 million cash. On September 17, 1996, American General increased its investment to 46.2% on a fully diluted basis through the purchase of 7.3 million shares of participating convertible preferred stock for $126 million cash. American General's aftertax equity in earnings of Western National was $27 million in 1996 and $29 million in 1995.

Home Beneficial Life

On December 23, 1996, American General announced a definitive agreement to acquire Home Beneficial Corporation, the holding company of Home Beneficial Life Insurance Company (Home Beneficial Life), for $665 million, or $39 per share in cash or American General common stock. The amount of cash will be limited to a minimum of 25% and a maximum of 50% of the total consideration.

Home Beneficial Life sells individual life insurance in six mid-Atlantic states and the District of Columbia. Home Beneficial Life will be consolidated into the company's Nashville-based operations, resulting in approximately $20 million of annual expense savings. The transaction, which is subject to approval by Home Beneficial Corporation shareholders and to requisite regulatory approvals, is expected to close by March 31, 1997.

                               BUSINESS SEGMENTS

To facilitate meaningful period-to-period comparisons, earnings of each business segment include earnings from its business operations and earnings on that amount of equity considered necessary to support its business, and exclude net realized investment gains (losses) and other non-recurring items.

Segment earnings were as follows:

(In millions)                                 1996     1995     1994
                                             ------   ------   ------

Retirement Services                         $   225  $   204  $   187
Consumer Finance                                128       85      245
Life Insurance                                  536      476      377
                                            -------  -------  -------
  Segment earnings                              889      765      809
  Loss on assets held for sale                  (93)       -        -
  Write-down of group business                  (32)       -        -
                                             ------  -------  -------
    Total                                   $   764  $   765  $   809
                                             ======  =======  =======

Segment earnings, presented above on an aftertax basis, differ from those disclosed in Note 18.2 by the amount of income tax expense for each segment, the loss on assets held for sale, and the write-down of group business.

Retirement Services

The Retirement Services segment offers retirement products and planning services to employees of educational, health care, public sector, and other not-for-profit organizations. Asset growth through sales and deposits, as well as management of the investment spread and operating expenses, contribute to the segment's profitability. Segment results were as follows:

(In millions)                                 1996     1995     1994
                                             ------   ------   ------

Segment earnings                            $   225  $   204  $   187
Assets
  Investments                                22,146   21,933   18,260
  Separate Accounts                           7,134    4,541    2,507
Sales                                         1,324    1,112      891
Deposits
  Fixed                                       1,587    1,720    1,657
  Variable                                    1,310      835      573

Earnings. Segment earnings increased 10% in 1996 and 9% in 1995, reflecting continued strong growth in assets. Asset growth, excluding the fair value adjustment on securities, was 13% in 1996 and 17% in 1995 as a result of strong sales and deposits in each of the segment's primary markets.

Sales and Deposits. Sales increased 19% in 1996 and 25% in 1995 primarily due to the 1994 introduction of the Portfolio Director product series, which provides numerous variable investment options. Variable deposits increased 57% in 1996 and 46% during 1995, as a result of policyholders' demand for equity investments due to the strong performance of the stock market. During 1996, the company responded to this demand by introducing Portfolio Director/(R)/ 2, which offers 20 investment options including 12 publicly traded mutual funds. The segment's Separate Account assets, which relate to variable account options, increased $2.6 billion in 1996 and $2.0 billion in 1995.

Investment Spread. Investment results and crediting rates on fixed accounts were as follows:

(In millions)                                 1996     1995     1994
                                             ------   ------   ------

Net investment income                       $ 1,652  $ 1,597  $ 1,492
Investment yield                               8.03%    8.24%    8.37%
Average crediting rate                         6.23     6.41     6.57
Investment spread                              1.80     1.83     1.80

Net investment income, the primary component of segment revenues, increased in 1996 and 1995 as a result of growth in invested assets. Investment income increased despite declines of 21 and 13 basis points in investment yields on fixed accounts in 1996 and 1995, respectively. In response to these declining yields, the company adjusted the rates credited to policyholders. Through such management of crediting rates, the company has maintained a stable investment spread for the past three years.

Surrenders. The rate of policyholder surrenders of fixed accounts was 5.3% of average reserves in 1996, compared to 4.3% in 1995 and 4.9% in 1994. The 1996 increase was due to competition from mutual funds and other financial institutions, and the trend toward lower fixed interest crediting rates.

Operating Expenses. The ratio of operating expenses to average assets improved to .52% in 1996, compared to .61% in 1995 and .57% in 1994. Operating expenses for 1995 were adversely affected by a pretax charge of $19 million (.08% of average assets) for estimated state guaranty fund assessments resulting from past industry insolvencies.

Outlook. Through the development of new products and enhanced technology, the company is well positioned to meet the retirement services needs of the expanding middle-aged market. Segment earnings are expected to increase primarily through expanded sales, asset growth, and management of the investment spread.

Consumer Finance

The Consumer Finance segment provides consumer and home equity loans and other credit-related products. Segment results are influenced by the amount and mix of finance receivables, credit quality, borrowing cost, and operating expenses. In 1996, this segment focused on its action program to improve credit quality. Segment results were as follows:

(In millions)                                 1996     1995     1994
                                             ------   ------   ------

Segment earnings                            $   128* $    85  $   245
Finance receivables                           7,625    8,410    7,920
Yield on finance receivables                   17.9%    18.0%    17.6%
Borrowing cost                                  6.9      7.0      6.6
Spread                                         11.0     11.0     11.0

* Excludes $93 million loss on assets held for sale.

Earnings. The decline in credit quality beginning in 1995 and management's related actions have caused segment earnings to fluctuate over the past two years. In fourth quarter 1995, the company increased the allowance for losses on finance receivables by $216 million ($140 million aftertax). Efforts to improve credit quality were also reflected in 1996 earnings through higher operating expenses and lower finance charge revenues.

Action Program. As a result of the company's strategy in prior years of emphasizing higher-yielding receivables, which are characterized by higher credit risk, delinquencies and charge offs increased to higher than anticipated levels beginning in third quarter 1995. The company responded by initiating an action program to improve credit quality, beginning with a comprehensive review of the consumer finance operations in fourth quarter 1995. This review, which consisted of extensive internal analysis, together with credit loss development projections supplied by outside credit consultants, indicated a need for an increase in the allowance for losses. As a result, the company increased the allowance for losses on finance receivables $216 million ($140 million aftertax) in fourth quarter 1995.

Other components of the action program included raising underwriting standards, increasing collection efforts, and rebalancing the finance receivable portfolio to de-emphasize certain higher-risk portfolios and increase the proportion of real estate-secured receivables. During 1996, the company purchased five portfolios of real estate-secured receivables totaling $754 million, which increased the proportion of these receivables to 49% at December 31, 1996, compared to 35% and 34% at year-end 1995 and 1994, respectively.

Assets Held For Sale. To increase its focus on core branch operations, the company decided in fourth quarter 1996 to offer for sale two non-strategic, under-performing finance receivable portfolios totaling $875 million. These portfolios consisted of $520 million of bank credit card receivables and $355 million of private label loans issued in prior years to finance purchases of home satellite dishes. At December 31, 1996, these receivables and an associated allowance of $70 million were reclassified to assets held for sale.

The company has hired an outside advisor to market the portfolios. Based on negotiations with prospective purchasers subsequent to year end, the company determined that an aftertax write-down of $93 million was necessary to reduce the carrying amount of the assets held for sale to net realizable value, after considering related expenses.

Spread. Yield on finance receivables declined 17 basis points in 1996, compared to an increase of 44 basis points during 1995. The 1996 decline reflects the increased proportion of real estate-secured loans and higher levels of non-accrual delinquent loans. Although the yield declined in 1996, the spread between yield and borrowing cost has remained constant at 11% for the past three years.

Credit Quality Data. The allowance for finance receivable losses, delinquencies, and charge offs were as follows:

(In millions)                                 1996     1995     1994
                                             ------   ------   ------
Allowance for finance
  receivable losses                          $  395   $  492   $  226
  % of finance receivables                     5.18%    5.85%    2.86%

Delinquencies                                $  317   $  386   $  252
  % of finance receivables                     3.83%    4.13%    2.89%

Charge offs                                  $  444   $  308   $  172
  % of average finance receivables             5.47%    3.77%    2.45%

The 1996 decreases in the allowance and delinquency ratios were primarily due to the increased proportion of real estate-secured receivables and the reclassification of certain receivables to assets held for sale. Excluding the portfolios held for sale, the delinquency ratios were 3.88% and 2.81% at year-end 1995 and 1994, respectively.

The increases in charge offs in 1996 and 1995 were primarily attributable to non-real estate-secured loans and the portfolios currently held for sale. Excluding the portfolios held for sale, the charge off ratios were 4.72%, 3.26%, and 2.19% in 1996, 1995, and 1994, respectively.

Operating Expenses. Operating expenses increased 10% in 1996 and 26% in 1995. As a percentage of average finance receivables, operating expenses were 6.1%, 5.4%, and 5.0% in 1996, 1995, and 1994, respectively. The increase in operating expenses reflected lower 1996 deferrals of loan origination costs, increased collection efforts associated with higher levels of delinquent receivables, and increased costs related to branch office growth that occurred in 1995 and 1994.

Outlook. Management believes that the planned sale of the non-strategic, underperforming portfolios combined with the ongoing credit quality improvement program will result in improved earnings. However, adverse changes in credit fundamentals within the consumer finance market, including the current high level of personal bankruptcies, could negatively impact expected results.

Life Insurance

The Life Insurance segment provides traditional and interest-sensitive life insurance and annuities to three defined markets, based on household income and product needs. Recent acquisitions of companies that strategically fit the segment's existing markets and distribution systems have contributed to growth and profitability. Segment profitability is a function of premiums, investment spread, mortality, and operating expenses. Segment results were as follows:

(In millions)                                1996      1995      1994
                                            ------    ------    ------
Segment earnings                           $   536*  $   476   $   377
Assets                                      32,738    31,317    20,963
Premiums and other considerations            2,964     2,701     2,161
Net investment income                        2,016     1,872     1,346
Insurance and annuity benefits               2,867     2,761     1,994

*  Excludes $32 million write-down of USLIFE group business.

Earnings. Earnings increased primarily due to the acquisitions of Independent Life on February 29, 1996 and Franklin Life on January 31, 1995. These acquisitions contributed $146 million and $98 million to segment earnings in 1996 and 1995, respectively. The acquisitions were the primary reason for the increases in each of the line items in the table above.

Premiums and Deposits.  Premiums, sales, and deposits were as follows:

(In millions)                                1996      1995      1994
                                            ------    ------    ------
Life insurance
  Premiums                                 $ 2,365   $ 2,156   $ 1,675
  Sales                                        473       530       409
  Deposits                                   1,057     1,004       866
Annuities
  Sales                                    $   388   $   686   $   846
  Deposits                                     461       746       839

Life insurance premiums increased by 10% in 1996 and 29% in 1995 primarily due to new sales and the acquisitions of Independent Life and Franklin Life. Life insurance sales were lower in 1996 due to competitive factors and disruptions resulting from changes in field administration systems. The 1995 increase in life insurance sales primarily related to the acquisition of Franklin Life. Deposits for interest-sensitive life insurance increased 5% in 1996, compared to an increase of 16% in 1995, which included high amounts of optional deposits in excess of target premium on such contracts.

Annuity sales were lower in 1996 and 1995 due to market conditions that would not support the segment's profitability objectives. Deposits for annuities decreased 38% in 1996 and 11% in 1995 due to increased competition from other equity-based investments.

During 1996, the company launched initiatives to increase sales, such as strategic alliances with brokerage firms and mutual fund companies and the development of new insurance and annuity products.

Investment Spread. Net investment income increased in 1996 and 1995 as a result of the Independent Life and Franklin Life acquisitions. Investment yields decreased, primarily due to lower interest rates on new investment purchases.
As a result, the spread between investment yield and the average rate credited to policyholders also declined, but is still within product pricing assumptions. Some large blocks of traditional in force business have crediting rates that cannot be adjusted when investment yields fluctuate. At December 31, 1996, approximately 63% of the segment's insurance and annuity liabilities were subject to interest crediting rate adjustments.

Mortality. Death claims, included in insurance and annuity benefits, increased 10% in 1996 and 16% in 1995 due to the acquisitions of Independent Life and Franklin Life. Overall, mortality experience was within pricing assumptions.

Operating Expenses. The ratio of operating expenses to direct premiums and deposits was 16.8%, 14.5%, and 13.7% in 1996, 1995, and 1994, respectively.
The increase in 1996 results from lower annuity deposits and Independent Life's higher overall expense ratio, which does not completely reflect anticipated savings from consolidation of operations. Lower sales resulted in a reduction of the deferral of acquisition costs in 1996 compared to 1995.

Write-down of USLIFE Group Business. On January 29, 1996, USLIFE discontinued new sales of its traditional indemnity group major medical and related products. In subsequent months, the company experienced an unexpected deterioration in persistency on this business, with lapse rates approaching 60%. Lapse rates on all group business ranged from 23% to 35% for the years 1991 through 1995. Additionally, the discontinued business did not lapse uniformly in terms of quality. Healthier groups lapsed more rapidly, leading to an overall deterioration in the quality of the block.

The experience on the discontinued business during the first half of 1996 resulted in a reevaluation of related deferred policy acquisition costs (DPAC) and insurance liabilities. Based on this reevaluation, the company recorded a pretax charge of $50 million consisting of a $37 million write-down of DPAC and a $13 million increase in insurance and annuity liabilities.

Outlook. The company plans to continue the assimiliation of recently acquired companies' operations in 1997. Additionally, product and distribution system initiatives started during 1996 and the planned introduction of new variable and indexed products in 1997 are expected to improve sales. Together, these activities are expected to result in increased segment earnings.

                                  INVESTMENTS

At year-end 1996, the company's $74 billion of assets included $51 billion of investments, principally supporting insurance and annuity liabilities. Fixed maturity securities and mortgage loans accounted for 94% of total investments.

Fair Value of Securities

An increase in interest rates and resulting decreases in bond values in 1996 caused a $1.6 billion decrease in the fair value adjustment to fixed maturity securities and a related $669 million decrease in shareholders' equity. The components of the adjustment to report fixed maturity and equity securities at fair value at December 31, and the 1996 change, were as follows:

(In millions)                                 1996      1995     Change
                                            --------  --------  --------
Fair value adjustment to fixed maturity
 securities*                                $  1,547  $  3,164  $ (1,617)
Increase (decrease) in deferred policy
 acquisition costs and cost of insurance
 purchased                                      (598)   (1,208)      610
Decrease (increase) in deferred income
 taxes                                          (339)     (691)      352
                                            --------  --------  --------
Net unrealized gains (losses)
  Fixed maturity securities                      610     1,265      (655)
  Equity securities                               17        31       (14)
                                            --------  --------  --------
    Net unrealized gains (losses) on
     securities                             $    627  $  1,296  $   (669)
                                            ========  ========  ========

* Includes $59 million and $93 million related to Western National for 1996 and 1995, respectively.

In contrast, the fair value adjustment at year-end 1995 resulted in a $4.8 billion increase in fixed maturity securities and a $2.5 billion increase in shareholders' equity from year-end 1994.

Accounting rules do not permit adjustment to fair value of the insurance liabilities supported by these securities, thereby creating volatility in shareholders' equity as interest rates change. Care should be exercised in drawing conclusions based on balance sheets that are only partially adjusted to fair value.

Fixed Maturity Securities

At year-end 1996, fixed maturity securities included $31.5 billion of corporate bonds, $10.6 billion of mortgage-backed securities (MBSs), $2.1 billion of bonds issued by governmental agencies, and $108 million of preferred stocks with mandatory redemption provisions.

The average credit rating of the fixed maturity securities was A+ at year-end 1996 and 1995. Average ratings by category at December 31, 1996 were as follows:
                                                           Average
(In millions)                                  1996         Rating
                                        -----------------  -------

Investment grade                        $ 31,986       72%    A
Mortgage-backed                           10,642       24     AAA
Below investment grade                     1,727        4     BB-
                                        --------      ---
   Total fixed maturity securities      $ 44,355      100%    A+
                                        ========      ===

Investment Grade. Investment grade securities include bonds and preferred stocks with mandatory redemption features that have credit ratings of BBB- or higher.

Mortgage-Backed Securities.  MBSs at December 31 were invested as follows:


(In millions)                             1996            1995
                                        --------        --------

CMOs                                    $  9,330        $ 10,466
Pass-through securities                    1,053           1,061
Commercial MBSs                              259             136
                                        --------        --------
   Total MBSs                           $ 10,642        $ 11,663
                                        ========        ========

Collateralized mortgage obligations (CMOs) are purchased to diversify the portfolio risk characteristics from primarily corporate credit risk to a mix of credit and cash flow risk. The majority of the CMOs in the company's investment portfolio have relatively low cash flow variability. In addition, virtually all CMOs in the portfolio have minimal credit risk because the underlying collateral is guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Government National Mortgage Association. These CMOs are highly liquid and offer higher yields than corporate debt securities of similar credit quality and expected average lives.

The principal risks inherent in holding CMOs (as well as pass-through securities and other MBSs) are prepayment and extension risks arising from changes in market interest rates. In declining interest rate environments, the mortgages underlying the CMOs are prepaid more rapidly than anticipated, causing early repayment of the CMOs. In rising interest rate environments, the underlying mortgages are prepaid at a slower rate than anticipated, causing CMO principal payments to be extended. Although early CMO repayments may result in acceleration of income from recognition of any unamortized discount, the proceeds typically are reinvested at lower current yields, resulting in a net reduction of future investment income. Proceeds from repayments of MBSs decreased from $1.8 billion in 1994 to $686 million in 1995 and $885 million in 1996. At current interest rate levels, repayments are expected to decrease slightly in 1997.

The company manages this prepayment and extension risk by investing in CMO tranches that provide for greater stability of cash flows. The mix of CMO tranches at December 31 was as follows:

(In millions)                             1996            1995
                                        --------        --------

Planned Amortization Class              $  5,172        $  5,579
Sequential                                 2,967           3,268
Z (Accrual)                                  692             973
Target Amortization Class                    493             638
Other                                          6               8
                                        --------        --------
  Total CMOs                            $  9,330        $ 10,466
                                        ========        ========

The Planned Amortization Class (PAC) tranche is structured to provide more certain cash flows to the investor and therefore is subject to less prepayment and extension risk than other CMO tranches. PACs derive their stability from two factors: (1) early repayments are applied first to other tranches to preserve the PACs' originally scheduled cash flows as much as possible, and (2) cash flows applicable to other tranches are applied first to the PACs if the PACs' actual cash flows are received later than originally anticipated. PACs accounted for 49% of total MBSs at December 31, 1996.

Sequentials allocate all principal payments to tranches based on maturity, retiring the shortest maturity tranches first. The prepayment and extension risk associated with a Sequential tranche can vary as interest rates fluctuate, since Sequentials are not supported by other tranches. Sequentials include PACs that effectively function as Sequentials due to excessive early repayment of the underlying mortgages.

The majority of the company's CMO portfolio trades in the open market. As such, the company obtains market prices from outside vendors. Any security price not received from a vendor is obtained from the originating broker or, in rare circumstances, is internally calculated.

Below Investment Grade. Below investment grade securities include bonds and preferred stock with mandatory redemption provisions that have a credit rating below BBB-. Below investment grade securities were 3% of invested assets at year-end 1996 and 1995. This percentage compares to the life insurance industry average of 4% at December 31, 1995, the latest date for which information is available. Investment income from below investment grade securities was $161 million in 1996, $163 million in 1995, and $100 million in 1994. Realized investment gains (losses) were immaterial.

Non-Performing. Bonds are deemed to be non-performing when the payment of interest is sufficiently uncertain as to preclude the accrual of interest. Non-performing bonds were less than 0.1% of total fixed maturity securities at year-end 1996 and 1995.

Mortgage Loans

Mortgage loans on real estate represented 6% of invested assets at year-end 1996 compared to 7% at year-end 1995. Mortgage loan statistics at December 31 were as follows:

(In millions)                             1996            1995
                                        --------        --------

Commercial                              $  3,307        $  3,359
Residential                                    5              74
Allowance for losses                         (84)            (96)
                                        --------        --------
  Total mortgage loans                  $  3,228        $  3,337
                                        ========        ========
Non-performing
  Delinquent (60+ days)                       .7%            2.6%
  Restructured                               4.4             2.9
                                        --------        --------
      Total non-performing                   5.1%            5.5%
                                        ========        ========
Allowance for losses                         2.5%            2.8%
Yield on restructured loans                  8.3%            8.3%
Foreclosures during the year            $     36        $     78

Non-Performing. Non-performing mortgage loans include loans delinquent 60 days or more and commercial loans that have been restructured and are currently performing under the modified terms. Non-performing mortgage loans totaled $169 million at year-end 1996, compared to $189 million at year-end 1995. The company's portfolio continues to outperform the life insurance industry averages for non-performing commercial mortgage loans. The industry average was 10% at September 30, 1996, the latest date for which information is available.

Watch List.  Commercial mortgage loans are placed on the company's watch list if
(1) the loan is delinquent 30-59 days, (2) the borrower is in bankruptcy, or (3) the loan is potentially undercollateralized. At year-end 1996, $286 million of commercial mortgage loans were on the company's watch list, compared to $274 million at year-end 1995. The 1996 increase was primarily due to a single borrower in bankruptcy. While the watch list loans may be predictive of higher non-performing loans in the future, the company does not anticipate a significant effect on operations, liquidity, or capital from these loans.

Investment Real Estate

Investment real estate consists of land development projects, income-producing real estate, foreclosed real estate, and the American General Center, an office complex in Houston. These assets represented less than 2% of invested assets at year-end 1996 and 1995. Income-producing real estate increased $19 million in 1996, primarily due to the addition of Independent Life's home office building. No other significant investments in real estate were made, except for commitments on existing land development projects and foreclosures.

The company's principal exposure to environmental regulation arises from its ownership of investment real estate. Probable costs related to environmental cleanup are immaterial.

Realized Investment Gains (Losses)

Realized investment gains (losses) may vary significantly from year to year since the decision to sell investments is determined principally by considerations of investment timing and tax consequences. Realized investment gains (losses) also result from changes in write-downs and reserves. Realized gains (losses) were as follows:

(In millions)                          1996       1995       1994
                                     --------   --------   --------
Sales and calls
 Fixed maturity securities           $      -   $     22   $   (131)
 Equity securities                         51         20          7
Write-downs/reserve increases              (8)       (59)      (131)
Other                                      19         35         82
                                     --------   --------   --------
  Total realized investment
   gains (losses)                    $     62   $     18   $   (173)
                                     ========   ========   ========

During 1994, the company initiated a program to realize capital losses for tax purposes to offset prior period capital gains. In 1995, the company received a tax refund of $46 million, generated by $126 million in net capital losses realized in 1994 primarily through the sale of fixed maturity securities.

The majority of the 1995 write-downs and reserve increases related to mortgage loans. Write-downs and reserve increases in 1994 primarily related to investment real estate.

                          ASSET/LIABILITY MANAGEMENT

Objectives

Asset/liability management is performed on an ongoing basis for each operating company as well as on an aggregate basis. The primary objective of the company's asset/liability management program is to maintain a reasonable balance in the durations of assets and liabilities, while achieving profitability objectives.

Retirement Services and Life Insurance

The asset/liability management program of the Retirement Services and Life Insurance segments is designed to maximize long-term profitability, subject to pre-established risk constraints. These risk constraints include minimizing exposure of the company's surplus to fluctuations in interest rates and ensuring adequate liquidity to meet liability cash flow requirements.

Interest Rates. The company responds to fluctuations in interest rates through periodic repricing of new products and adjustment of interest crediting rates on existing products where possible. Despite declining yields due to lower interest rates, management of interest crediting rates has maintained overall margins on interest-sensitive products within product pricing assumptions.

The company's ability to manage interest crediting rates is largely due to the nature of its insurance and annuity products. At December 31, 1996, approximately 79% of the insurance and annuity liabilities were subject to interest crediting rate adjustments. Insurance and annuity liabilities at December 31 were as follows:

(In millions)                              1996        1995
                                         --------    --------
Retirement annuities                     $ 21,067    $ 20,147
Traditional and participating life          9,824       8,959
Interest-sensitive life                     5,646       5,096
Other annuities                             7,391       7,550
Other                                       2,094       1,966
                                         --------    --------
    Total insurance and annuity
      liabilities                        $ 46,022    $ 43,718
                                         ========    ========

Liquidity. The company's insurance reserves are supported by high-quality, low-risk investments, including investment grade fixed maturity securities, mortgage-backed securities, mortgage loans, and policy loans. The company targets duration relationships by aligning new cash flows with specific duration objectives and, to a lesser extent, through portfolio restructuring actions.
The most recent estimated duration of the company's insurance and annuity liabilities was in the range of 4.7 to 5.7 years, while the estimated duration of the assets supporting these liabilities was 5.3 years.

Cash flow testing of assets and liabilities is performed at least annually under multiple interest rate scenarios to evaluate the appropriateness of the company's investment portfolios relative to its insurance reserves. Cash flow testing performed as of December 31, 1996 indicated that the company's insurance subsidiaries would have sufficient cash flows to meet their insurance obligations.

Consumer Finance

The company funds its finance receivables with equity and a combination of fixed-rate debt, principally long-term, and floating-rate or short-term debt, principally commercial paper. The company's mix of fixed-rate and floating-rate debt is a management decision based in part on the nature of the receivables being supported. The company limits its exposure to market interest rate increases by fixing interest rates it pays for term periods.

Derivative Financial Instruments

The company's use of derivative financial instruments is generally limited to interest rate and currency swap agreements. The company is neither a dealer nor a trader in derivative financial instruments.

Investments. Interest rate swap agreements are occasionally used to effectively convert specific investment securities from a floating to a fixed-rate basis, or vice versa, and to hedge against the risk of rising prices on anticipated security purchases. Currency swap agreements are infrequently used to effectively convert cash flows from specific investment securities denominated in foreign currencies into U.S. dollars at specified exchange rates, and to hedge against currency rate fluctuations on anticipated security purchases.

Debt. Interest rate swap agreements on debt are used to effectively convert a portion of floating-rate borrowings to a fixed rate and to hedge against the risk of rising interest rates on anticipated debt issuances, primarily in the Consumer Finance segment.

Risks. The company is exposed to credit risk in the event of non-performance by counterparties to swap agreements. The company limits this exposure by entering into swap agreements with counterparties having high credit ratings and regularly monitoring the ratings.

The company's credit exposure on swaps is limited to the fair value of swap agreements that are favorable to the company. The company does not expect any counterparty to fail to meet its obligation; however, non-performance would not have a material impact on the consolidated results of operations and financial position.

The company's exposure to market risk is mitigated by the offsetting effects of changes in the value of swap agreements and of the related debt and investment securities.

                               CAPITAL RESOURCES

The company's overall financial strength is based on total equity of $8.1 billion and is confirmed by strong ratings for both debt-paying and claims-paying ability. To facilitate analysis of capital resources, corporate capital and the business segments are discussed separately below.

Corporate Capital

Total capital of the parent company is referred to as "corporate capital." Since American General is a holding company, the level of corporate capital is determined primarily by the required equity of its business segments, while the mix of corporate capital between debt and equity is influenced by overall corporate strategy and structure.

American General's target capital structure consists of 25% corporate debt, a maximum 15% redeemable equity, and a minimum 60% shareholders' equity. At year-end 1996, corporate capital totaling $9.5 billion, excluding the fair value adjustment on securities, was comprised of $2.1 billion of corporate debt (22%), $1.2 billion of redeemable equity (13%), and $6.2 billion of shareholders' equity (65%).

Debt. The company's corporate debt ratings on February 14, 1997, which do not reflect actions of rating agencies as a result of the USLIFE merger, were as follows:

                      Standard & Poor's    Duff & Phelps        Moody's
                      -----------------    -------------    ---------------
Commercial paper       A-1+  (Highest)     D-1+ (Highest)    P-1 (Highest)

Long-term debt
  American General     AA-   (Strong)      AA-  (Strong)     A1  (Strong)
  USLIFE               A+    (Strong)                        A3  (Strong)

Redeemable Equity. In the last two years, the company issued redeemable equity totaling $1.2 billion through two wholly owned subsidiaries and a subsidiary trust. These securities are recorded on the consolidated balance sheet as preferred securities within redeemable equity. In 1996, the company issued $500 million of 7.57% Capital Securities, Series A. Net proceeds of $495 million were used to reduce short-term debt. During 1995, the company completed public offerings of three issues of Monthly Income Preferred Securities totaling $752 million, with net proceeds of $729 million. Two of the issues, with net proceeds of $485 million, were used to refinance a portion of the short-term debt related to the Franklin Life acquisition. The third issue, with net proceeds of $244 million, was used to refinance short-term real estate-related debt. This issue is convertible into American General common stock.

The company receives a tax deduction for an amount equal to dividends paid on preferred securities. A proposal is currently pending in Congress that could eliminate this tax benefit for future issuances. This proposal, however, is not expected to impact the tax status of previously issued preferred securities.

Preferred Stock. In connection with the 1996 acquisition of Independent Life, the company issued 2.3 million shares of American General 7% Convertible Preferred Stock. This new issue of preferred stock increased shareholders' equity by $85 million. The preferred stock is non-callable for four years, and each share is mandatorily convertible during the fifth year into one share of American General common stock.

Pending Acquisition. American General plans to issue up to 14 million shares of common stock for the stock portion of the Home Beneficial Life purchase price. The cash portion, which will be between $166 million and $333 million, will be financed through short-term borrowings.

Retirement Services and Life Insurance Segments

Risk-Based Capital. The amount of statutory equity required to support the business of the company's life insurance companies is principally a function of four factors: (1) the quality of the assets invested to support insurance and annuity reserves, (2) the mortality and other insurance-related risks, (3) the interest-rate risk resulting from potential mismatching of asset and liability durations, and (4) general business risks. Each of these items is a key factor in the National Association of Insurance Commissioners' (NAIC) risk-based capital (RBC) formula, used to evaluate the adequacy of a life insurance company's statutory equity.

The RBC formula specifies weighting factors that are applied to financial balances or levels of activity of each company, based on the perceived degree of risk, to calculate RBC. The RBC ratio is determined by dividing a life insurance company's total adjusted capital by its Authorized Control Level RBC.

The RBC requirements provide for four different levels of regulatory attention depending on an insurance company's RBC ratio, the least severe of which is the Company Action Level. At the Company Action Level, the company must submit a comprehensive financial plan to the state insurance commissioner that discusses proposed corrective actions to improve its capital position.

American General's target statutory equity for each of its life insurance companies is 2.5 times the Company Action Level RBC (or 5.0 times the Authorized Control Level RBC). At December 31, 1996, all of American General's principal life insurance companies, except one company acquired in the USLIFE merger, had statutory equity in excess of the target. The company falling below the target had statutory equity of 2.1 times the Company Action Level RBC. The company believes that its statutory equity is more than adequate to satisfy its foreseeable financial obligations.

Ratings. Rating agencies use the NAIC approach as one of the factors in determining an insurance company's claims-paying ability rating. The claims-paying ability ratings of the company's principal life insurance companies on

February 14, 1997, which do not reflect actions of rating agencies as a result of the USLIFE merger, were as follows:

                                     Standard      Duff
                        A.M. Best    & Poor's    & Phelps     Moody's
                        ----------  -----------  ---------  -----------
VALIC                      A++          AAA         AAA         Aa2
                        (Highest)    (Highest)   (Highest)  (Excellent)

American General           A++          AAA         AAA         Aa3
   Life                 (Highest)    (Highest)   (Highest)  (Excellent)

American General           A++          AAA         AAA
   Life and Accident    (Highest)    (Highest)   (Highest)

Franklin Life              A++          AA+         AA+         Aa3
                        (Highest)   (Excellent)  (Strong)   (Excellent)

United States Life         A+           AA+                      A1
                        (Superior)  (Excellent)               (Strong)

All American Life          A+           AA+                      A1
                        (Superior)  (Excellent)               (Strong)

Old Line Life              A+           AA+                      A1
                        (Superior)  (Excellent)               (Strong)

Consumer Finance Segment

The Consumer Finance segment's capital varies directly with the amount of finance receivables outstanding. The capital mix of consumer finance debt and equity is based primarily upon maintaining leverage at a level that supports cost-effective funding.

Consumer finance capital of $8.8 billion at year-end 1996 included $7.6 billion of consumer finance debt, which was not guaranteed by the parent company, and $1.2 billion of equity. The ratio of debt to tangible net worth, a key measure of financial risk in the consumer finance industry, was 8.4 to 1 for the Consumer Finance segment at year-end 1996, compared to 7.5 to 1 for year-end 1995 and 1994. The 1996 ratio exceeded the target of 7.5 to 1 due to the $93 million aftertax loss on assets held for sale reported as of December 31, 1996. The segment plans to return its debt to tangible net worth ratio to 7.5 to 1 in first quarter 1997.

Ratings. The consumer finance debt ratings on February 14, 1997 were as follows:

                      Standard & Poor's    Duff & Phelps        Moody's
                      -----------------    -------------    ---------------
Commercial paper       A-1  (Strong)       D-1+ (Highest)    P-1 (Highest)
Long-term debt         A+   (Strong)       A+   (Strong)     A1  (Strong)

                                   LIQUIDITY

The company's overall liquidity is based on cash flows from the business segments and its ability to borrow in both the long-term and short-term markets at competitive rates. The company believes that its overall sources of liquidity will continue to be sufficient to satisfy its foreseeable financial obligations.

Parent Company

Operating cash flow for the parent company includes dividends from the business segments, partially offset by interest and other expenses not allocated to the segments. While the subsidiaries are restricted in the amount of dividends they may pay to the parent company as discussed in Note 17.1, these restrictions are not expected to affect the ability of American General to meet its cash obligations in 1997.

During 1996, $429 million of operating cash flow was used to pay dividends to pre-merger shareholders of American General, pay interest on corporate debt, and to repurchase common stock.

Excluding common stock repurchases by USLIFE prior to the merger, American General repurchased 4.9 million shares of its common stock at a cost of $178 million in 1996, compared to 1.2 million shares ($40 million) and 9.5 million shares ($262 million) in 1995 and 1994, respectively. Since inception of the share buyback program in 1987, 103 million American General common shares have been repurchased for an aggregate cost of $2.1 billion. To meet pooling of interests accounting requirements in connection with the USLIFE merger, American General rescinded its share buyback program prior to consummating the merger and is limited in its future repurchase of common shares.

Retirement Services and Life Insurance Segments

Principal sources of cash for the Retirement Services and Life Insurance segments were as follows:

(In millions)                                 1996        1995        1994
                                            --------    --------    --------
Operating activities                        $  1,984    $  1,984    $  1,424
Fixed policyholder account deposits,
   net of withdrawals                            120       1,231       1,550
Variable account deposits, net
    of withdrawals                             1,767       1,194         837

Cash provided by operating activities increased in 1995 due to the Franklin Life acquisition. In both 1996 and 1995, the decrease in net fixed policyholder account deposits and the increase in net variable account deposits were the result of policyholders seeking higher returns in equity-based investments, including the company's Separate Accounts. Because the investment risk on variable accounts lies solely with the policyholder, deposits and withdrawals related to Separate Accounts are not included in the company's consolidated statement of cash flows.

The major uses of cash were the net purchase of investments necessary to support increases in insurance and annuity liabilities, and dividends paid to the parent or an intermediate holding company. These segments paid dividends of $390 million in 1996, compared to $365 million in 1995 and $413 million in 1994. In addition, Franklin Life loaned $116 million to a subsidiary of American General in 1995, which was used to pay down short-term debt.

Consumer Finance Segment

Principal sources of cash for the Consumer Finance segment were as follows:

(In millions)                                 1996        1995        1994
                                            --------    --------    --------
Operating activities                        $    590    $    658    $    511
Increase in borrowings                           155         376       1,243

Cash provided by operating activities decreased in 1996 primarily as a result of lower finance charge revenues and higher operating expenses. Cash provided by increased borrowings decreased in 1996 and 1995 due to lower growth in receivables.

The major uses of cash were to fund finance receivables and dividends paid to the parent company. Net cash used to fund finance receivables was $453 million in 1996, down from $859 million in 1995 and $1.5 billion in 1994. Dividends paid to the parent company totaled $139 million in 1996, compared to $33 million in 1995 and $140 million in 1994. Dividend levels are adjusted to maintain the ratio of debt to tangible net worth at a level that supports cost-effective funding.

Operating cash flow and access to money and capital markets, resulting from strong long-term debt and commercial paper ratings, are expected to satisfy 1997 cash requirements, including long-term debt maturities.

Credit Facilities

At December 31, 1996, committed and unused credit facilities totaled $3.5 billion with 51 domestic and foreign banks. While the principal purpose of these facilities is to support the issuance of commercial paper, they also provide an additional source of cash to American General and its subsidiaries.

In addition, at December 31, 1996, USLIFE maintained committed credit facilities of $303 million with four domestic banks. Borrowings under these facilities were $200 million at December 31, 1996. USLIFE also had outstanding letters of credit totaling $122 million with three banks. These letters of credit represented contingent obligations to fund various trusts, established in connection with certain severance and supplemental retirement plans, in the event of a change in control.

                            LEGAL AND OTHER FACTORS

Taxation

Tax laws affect not only the way the company is taxed but also the design of many of its products. Changes in tax laws or regulations could adversely affect operating results.

Regulation

Insurance regulators monitor market conduct, such as sales and advertising practices, agent licensing and compensation, policyholder service, complaint handling, underwriting, and claims practices. The company is not aware of any existing or pending regulatory actions concerning market conduct that would materially affect its operations. However, as a result of increased regulatory scrutiny, market conduct compliance costs may increase for American General's insurance and annuity subsidiaries.

Litigation

The company is party to various lawsuits and proceedings arising in the ordinary course of business. Many of these lawsuits and proceedings arise in jurisdictions, such as Alabama, that permit damage awards disproportionate to the actual economic damages incurred. Based upon information presently available, the company believes that the total amounts that will ultimately be paid, if any, arising from these lawsuits and proceedings will have no material adverse effect on the company's consolidated results of operations and financial position. However, it should be noted that the frequency of large damage awards, including large punitive damage awards, that bear little or no relation to actual economic damages incurred by plaintiffs in jurisdictions like Alabama continues to increase and creates the potential for an unpredictable judgment in any given suit.

Certain of American General's subsidiaries are defendants in lawsuits filed as purported class actions asserting claims related to sales practices of certain life insurance products. Because these cases are in the early stages of litigation, it is premature to address their materiality. The claims are being defended vigorously by the subsidiaries.

See Note 17.2 for specific legal proceedings involving the company.

                         AMERICAN GENERAL CORPORATION
                       Consolidated Statement of Income
                     (In millions, except per share data)


                                                For the years ended December 31,
                                                --------------------------------
                                                     1996     1995     1994
                                                     ----     ----     ----
Revenues
   Premiums and other considerations.........       $3,244   $2,969   $2,374
   Net investment income.....................        3,773    3,584    2,955
   Finance charges...........................        1,450    1,492    1,248
   Realized investment gains (losses)........           62       18     (173)
   Equity in earnings of Western National
    Corporation..............................           40       43        -
   Other.....................................          125      130       88
                                                    ------   ------   ------
      Total revenues.........................        8,694    8,236    6,492
                                                    ------   ------   ------

Benefits and expenses
   Insurance and annuity benefits............        4,218    4,085    3,229
   Operating costs and expenses..............        1,405    1,275    1,035
   Commissions...............................          848      812      674
   Change in deferred policy acquisition
    costs and cost of insurance purchased....         (124)    (235)    (171)
   Provision for finance receivable losses...          417      574      214
   Loss on assets held for sale..............          145        -        -
   Write-down of group business..............           50        -        -
   Interest expense
     Corporate...............................          162      197      146
     Consumer Finance........................          493      518      416
                                                    ------   ------   ------
      Total benefits and expenses............        7,614    7,226    5,543
                                                    ------   ------   ------

Earnings
   Income before income tax expense..........        1,080    1,010      949
   Income tax expense........................          387      341      340
                                                    ------   ------   ------
   Income before net dividends on preferred
    securities of subsidiaries...............          693      669      609
   Net dividends on preferred securities of
    subsidiaries.............................           40       19        -
                                                    ------   ------   ------
      Net income.............................       $  653   $  650   $  609
                                                    ======   ======   ======

      Net income per share...................       $ 2.63    $2.65    $2.46
                                                    ======   ======   ======
See Notes to Financial Statements.

                         AMERICAN GENERAL CORPORATION
                          Consolidated Balance Sheet
                       (In millions, except share data)


                                                       December 31,
                                                    ------------------
                                                      1996      1995
                                                    --------  --------
Assets
  Investments
   Fixed maturity securities (amortized cost:
    $42,867; $40,149).............................  $44,355   $43,220
   Mortgage loans on real estate..................    3,228     3,337
   Equity securities (cost: $111; $144)...........      137       191
   Policy loans...................................    2,011     1,887
   Investment real estate.........................      626       607
   Other long-term investments....................      210       183
   Short-term investments.........................      265       173
                                                    -------   -------
     Total investments............................   50,832    49,598
                                                    -------   -------
  Cash............................................      176       227
  Finance receivables, net........................    7,230     7,918
  Investment in Western National Corporation......      535       407
  Deferred policy acquisition costs...............    2,954     2,343
  Cost of insurance purchased.....................      755       504
  Acquisition-related goodwill....................      605       627
  Assets held for sale............................      667         -
  Other assets....................................    2,517     2,289
  Assets held in Separate Accounts................    7,863     5,170
                                                    -------   -------
     Total assets.................................  $74,134   $69,083
                                                    =======   =======

Liabilities
  Insurance and annuity liabilities...............  $46,022   $43,718
  Debt (short-term)
    Corporate ($631; $776)........................    2,102     2,295
    Consumer Finance ($3,131; $2,490).............    7,630     7,470
  Income tax liabilities..........................    1,078     1,387
  Other liabilities...............................    1,368     1,205
  Liabilities related to Separate Accounts........    7,863     5,170
                                                    -------   -------
     Total liabilities............................   66,063    61,245
                                                    -------   -------

Redeemable equity
  Company-obligated mandatorily redeemable
   preferred securities of subsidiaries holding
   solely company subordinated notes
    Non-convertible...............................      982       485
    Convertible...................................      245       244
                                                    -------   -------
     Total redeemable equity......................    1,227       729
                                                    -------   -------

Shareholders' equity
  Convertible preferred stock (shares issued and
   outstanding: 2,323,722)........................       85         -
  Common stock (shares issued:  283,738,546;
   283,734,425; outstanding:  241,170,903;
   242,104,405)...................................      572       532
  Net unrealized gains on securities..............      627     1,296
  Retained earnings...............................    6,420     6,071
  Cost of treasury stock..........................     (860)     (790)
                                                    -------   -------
     Total shareholders' equity...................    6,844     7,109
                                                    -------   -------
     Total liabilities and equity.................  $74,134   $69,083
                                                    =======   =======
See Notes to Financial Statements.

                         AMERICAN GENERAL CORPORATION
                Consolidated Statement of Shareholders' Equity
                     (In millions, except per share data)


                                                For the years ended December 31,
                                               --------------------------------
                                                    1996      1995      1994
                                                   -------   -------   -------

Convertible preferred stock
  Balance at beginning of year...............      $     -   $     -   $     -
  Issuance for acquisition...................           85         -         -
                                                   -------   -------   -------
    Balance at end of year...................           85         -         -
                                                   -------   -------   -------

Common stock
  Balance at beginning of year...............          532       528       527
  Treasury shares issued for acquisition
   and other.................................           40         4         1
                                                   -------   -------   -------
    Balance at end of year...................          572       532       528
                                                   -------   -------   -------

Net unrealized gains (losses) on securities
  Balance at beginning of year...............        1,296    (1,092)      880
  Change during year.........................         (669)    2,388    (1,972)
                                                   -------   -------   -------
    Balance at end of year...................          627     1,296    (1,092)
                                                   -------   -------   -------

Retained earnings
  Balance at beginning of year...............        6,071     5,705     5,370
  Net income.................................          653       650       609
  Cash dividends (per share, excluding USLIFE)
   Preferred ($1.94).........................           (5)        -         -
   Common ($1.30; $1.24; $1.16)..............         (299)     (285)     (272)
  Other......................................            -         1        (2)
                                                   -------   -------   -------
    Balance at end of year...................        6,420     6,071     5,705
                                                   -------   -------   -------
 Cost of treasury stock
  Balance at beginning of year...............         (790)     (807)     (506)
  Share repurchases..........................         (187)      (45)     (270)
  Issuance for acquisition...................          104         -         -
  Expiration (issuance) of put contracts.....            -        47       (43)
  Issuance under employee benefit plans......           13        15        12
                                                   -------   -------   -------
    Balance at end of year...................         (860)     (790)     (807)
                                                   -------   -------   -------

Shareholders' equity
    Balance at end of year...................      $ 6,844   $ 7,109   $ 4,334
                                                   =======   =======   =======
See Notes to Financial Statements.

                         AMERICAN GENERAL CORPORATION
                Consolidated Statement of Common Stock Activity
                           (In thousands of shares)


                                                For the years ended December 31,
                                               ---------------------------------
                                                     1996     1995      1994
                                                   -------   -------   -------
Shares issued
 Balance at beginning of year...............       283,734   283,731   283,729
 Conversion of convertible preferred stock..             5         3         2
                                                   -------   -------   -------
  Balance at end of year....................       283,739   283,734   283,731
                                                   =======   =======   =======

Treasury shares
 Balance at beginning of year...............       (41,630)  (42,795)  (31,863)
 Share repurchases..........................        (5,273)   (1,417)   (9,778)
 Issuance for acquisition...................         3,740         -         -
 Expiration (issuance) of put contracts.....             -     1,700    (1,700)
 Issuance under employee benefit plans......           595       882       546
                                                   -------   -------   -------
  Balance at end of year....................       (42,568)  (41,630)  (42,795)
                                                   =======   =======   =======

Outstanding shares
 Balance at end of year.....................       241,171   242,104   240,936
                                                   =======   =======   =======
See Notes to Financial Statements.

                         AMERICAN GENERAL CORPORATION
                     Consolidated Statement of Cash Flows
                                 (In millions)


                                                For the years ended December 31,
                                                --------------------------------
                                                    1996       1995      1994
                                                  --------   -------   -------
Operating activities
  Net income..................................    $    653   $   650   $   609
  Reconciling adjustments
   Insurance and annuity liabilities..........       1,351     1,535     1,135
   Deferred policy acquisition costs and
    cost of insurance purchased...............         (87)     (235)     (171)
   Provision for finance receivable losses             417       574       214
   Loss on assets held for sale...............         145         -         -
   Realized investment (gains) losses.........         (64)      (72)       50
   Investment write-downs and reserves........           2        54       123
   Other, net.................................        (138)     (116)     (281)
                                                  --------   -------   -------
     Net cash provided by operating
      activities..............................       2,279     2,390     1,679
                                                  --------   -------   -------

Investing activities
  Investment purchases........................     (10,678)   (8,558)   (8,766)
  Investment dispositions and repayments......       9,280     6,102     6,701
  Finance receivable originations and
   purchases..................................      (5,339)   (5,786)   (5,827)
  Finance receivable principal payments
   received...................................       4,886     4,927     4,323
  Acquisitions................................        (106)     (920)        -
  Investment in Western National Corporation          (126)        -      (274)
  Other, net..................................        (295)       75      (175)
                                                  --------   -------   -------
     Net cash used for investing activities         (2,378)   (4,160)   (4,018)
                                                  --------   -------   -------

Financing activities
  Retirement Services and Life Insurance
   Policyholder account deposits..............       2,996     3,365     3,143
   Policyholder account withdrawals...........      (2,876)   (2,134)   (1,593)
                                                  --------   -------   -------
    Total Retirement Services and Life
     Insurance................................         120     1,231     1,550
                                                  --------   -------   -------
  Consumer Finance
   Net increase (decrease) in short-term
    debt......................................         641      (287)      953
   Long-term debt issuances...................         124     1,577     1,136
   Long-term debt redemptions.................        (610)     (914)     (846)
                                                  --------   -------   -------
    Total Consumer Finance....................         155       376     1,243
                                                  --------   -------   -------
  Corporate
   Net increase (decrease) in short-term
    debt......................................        (145)     (421)      403
   Long-term debt issuances...................           -       433       100
   Long-term debt redemptions.................         (50)     (100)     (347)
   Issuance of preferred securities of
    subsidiaries..............................         495       729         -
   Dividends on common and preferred stock            (304)     (285)     (272)
   Common stock repurchases...................        (191)      (40)     (271)
   Other, net.................................         (32)      (24)      (36)
                                                  --------   -------   -------
    Total Corporate...........................        (227)      292      (423)
                                                  --------   -------   -------
     Net cash provided by financing
      activities..............................          48     1,899     2,370
                                                  --------   -------   -------

Net increase (decrease) in cash...............         (51)      129        31
Cash at beginning of year.....................         227        98        67
                                                  --------   -------   -------
Cash at end of year...........................    $    176   $   227   $    98
                                                  ========   =======   =======
See Notes to Financial Statements.

                         AMERICAN GENERAL CORPORATION
                         Notes to Financial Statements

                                       1
                        SIGNIFICANT ACCOUNTING POLICIES

1.1  Preparation of Financial Statements

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts of American General Corporation (American General) and its subsidiaries (collectively, the company). All material intercompany transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been restated to include the results of operations, financial position, and cash flows of USLIFE Corporation (USLIFE) under the pooling of interests method of accounting in conjunction with the acquisition of USLIFE (See Note 2.5).

The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and disclosures of contingent assets and liabilities. Ultimate results could differ from these estimates.

1.2  Investments

Fixed Maturity and Equity Securities. All fixed maturity and equity securities are classified as available-for-sale and recorded at fair value. After adjusting related balance sheet accounts as if unrealized gains (losses) had been realized, the net adjustment is recorded in net unrealized gains (losses) on securities within shareholders' equity. If the fair value of a security classified as available-for-sale declines below its cost and this decline is considered to be other than temporary, the security is reduced to its fair value, and the reduction is recorded as a realized loss.

Mortgage Loans. Mortgage loans are reported at amortized cost, net of an allowance for losses. The allowance for losses covers all non-performing loans and loans for which management has a concern based on its assessment of risk factors, such as potential non-payment or non-monetary default. The allowance is based on a loan-specific review and a formula that reflects past results and current trends.

Loans for which the company determines that collection of all amounts due under the contractual terms is not probable are considered to be impaired. The company generally looks to the underlying collateral for repayment of impaired loans. Therefore, impaired loans are considered to be collateral dependent and are reported at the lower of amortized cost or fair value of the underlying collateral, less estimated cost to sell.

Policy Loans.  Policy loans are reported at unpaid principal balance.

Investment Real Estate. Investment real estate is classified as held for investment or available for sale, depending on management's intent and the property's stage of completion.

Real estate held for investment is carried at cost, less accumulated depreciation and impairment write-downs. Impairment losses are recorded whenever circumstances indicate that a property might be impaired and the estimated undiscounted future cash flows of the property are less than its carrying amount. In such event, the property is written down to fair value, determined by market prices, third party appraisals, or expected future cash flows discounted at market rates. Any write-down is recognized as a realized loss, and a new cost basis is established.

Real estate available for sale is carried at the lower of cost (less accumulated depreciation, if applicable) or fair value less cost to sell. Changes in estimates of fair value less cost to sell are recognized as realized gains (losses) through a valuation allowance.

Investment Income. Interest on fixed maturity securities and performing and restructured mortgage loans is recorded as income when earned and is adjusted for any amortization of premium or discount. Interest on delinquent mortgage loans is recorded as income when received. Dividends are recorded as income on ex-dividend dates.

Realized Investment Gains (Losses). Realized investment gains (losses) are recognized using the specific identification method.

1.3  Finance Receivables

Finance Charges. Finance charges on discounted receivables and interest on interest-bearing receivables are recognized as revenue using the interest method. The accrual of revenue is suspended when contractual payments are not received for four consecutive months for loans and retail sales contracts, and for six months for private label receivables. Extension fees and late charges are recognized as revenue when received.

Direct costs incurred to originate loans, net of non-refundable points and fees, are deferred and included in the carrying amount of the related loans. The amount deferred is recognized as an adjustment to finance charge revenues, using the interest method over the lesser of the contractual term or the expected life based on prepayment experience. If loans are prepaid before all related deferred amounts are recognized, any remaining deferral is recognized at the date of prepayment.

Losses on Finance Receivables. The company's policy is to charge off finance receivables, except those secured by real estate, for which minimal or no collections have been made for six months. For loans secured by real estate, foreclosure proceedings are initiated when four monthly installments are past due. At foreclosure, the carrying amount of a loan in excess of the fair value of the underlying real estate is charged off.

The allowance for finance receivable losses is maintained at a level that is considered adequate to absorb anticipated losses in the existing portfolio.

Management considers numerous factors including economic conditions, portfolio composition, and loss and delinquency experience in its periodic evaluations of the portfolio.

1.4  Deferred Policy Acquisition Costs (DPAC)

Certain costs of writing an insurance policy, including commissions, underwriting, and marketing expenses, are deferred and reported as DPAC.

DPAC associated with interest-sensitive life contracts, insurance investment contracts, and participating life insurance contracts is charged to expense in relation to the estimated gross profits of those contracts. DPAC associated with all other insurance contracts is charged to expense over the premium-paying period or as the premiums are earned over the life of the contract.

DPAC is adjusted for the impact on estimated future gross profits as if net unrealized gains (losses) on securities had been realized at the balance sheet date. The impact of this adjustment is included in net unrealized gains (losses) on securities within shareholders' equity.

The company reviews the carrying amount of DPAC on at least an annual basis. Management considers estimated future gross profits or future premiums, expected mortality, interest earned and credited rates, persistency, and expenses in determining whether the carrying amount is recoverable.

1.5  Cost of Insurance Purchased (CIP)

The cost assigned to certain acquired subsidiaries' insurance contracts in force at the acquisition date is reported as CIP. Interest is accreted on the unamortized balance of CIP at rates of 6.0% to 8.5%. CIP is charged to expense and adjusted for the impact of net unrealized gains (losses) on securities in the same manner as DPAC. The company reviews the carrying amount of CIP on at least an annual basis using the same methods used to evaluate DPAC.

1.6  Acquisition-Related Goodwill

Acquisition-related goodwill is charged to expense in equal amounts, generally over 20 to 40 years. The carrying amount of goodwill is regularly reviewed for indicators of impairment in value, which in the view of management are other than temporary, including unexpected or adverse changes in the following: (1) the economic or competitive environments in which the company operates, (2) profitability analyses, (3) cash flow analyses, and (4) the fair value of the relevant subsidiary. The company determines the subsidiary's fair value based on an independent appraisal. If facts and circumstances suggest that a subsidiary's goodwill is impaired, the company assesses the fair value of the underlying business and reduces goodwill to an amount that results in the book value of the subsidiary approximating fair value.

1.7  Separate Accounts

Separate Accounts are assets and liabilities associated with certain contracts, principally annuities, for which the investment risk lies solely with the contract holder. Therefore, the company's liability for these accounts equals the value of the account assets. Investment income, realized investment gains (losses), and policyholder account deposits and withdrawals related to Separate Accounts are excluded from the consolidated statements of income and cash flows. Assets held in Separate Accounts are primarily shares in mutual funds, which are carried at fair value, based on the quoted net asset value per share.

1.8  Insurance and Annuity Liabilities

Substantially all of the company's insurance and annuity liabilities relate to long-duration contracts. The contracts normally cannot be changed or canceled by the company during the contract period.

For interest-sensitive life and insurance investment contracts, reserves equal the sum of the policy account balance and deferred revenue charges. Reserves for other contracts are based on estimates of the cost of future policy benefits. Reserves are determined using the net level premium method. Interest assumptions used to compute reserves ranged from 2.0% to 13.5% at December 31, 1996.

1.9  Premium Recognition

Most receipts for annuities and interest-sensitive life insurance policies are classified as deposits instead of revenues. Revenues for these contracts consist of mortality, expense, and surrender charges. Policy charges that compensate the company for future services are deferred and recognized over the period earned, using the same assumptions used to amortize DPAC.

For limited-payment contracts, net premiums are recorded as revenue, and the difference between the gross premium received and the net premium is deferred and recognized in a constant relationship to insurance in force. For all other contracts, premiums are recognized when due.

1.10 Participating Life Insurance

Participating life insurance accounted for 10% and 9% of life insurance in force at December 31, 1996 and 1995, respectively, and 11% of premiums and other considerations in 1996 and 1995. The company's participating life insurance business was not significant prior to 1995.

The portion of earnings allocated to participating policyholders which cannot be expected to inure to shareholders is excluded from net income and shareholders' equity. Dividends to be paid on participating life insurance contracts are determined annually based on estimates of the contracts' earnings. Policyholder dividends were $94 million for 1996 and $92 million for 1995.

1.11 Reinsurance

The company limits its exposure to loss on any single insured to $1.5 million by ceding additional risks through reinsurance contracts with other insurers.

If the reinsurer could not meet its obligations, the company would reassume the liability. The company diversifies its risk of reinsurance loss by using a number of reinsurers that have strong claims-paying ability ratings. The likelihood of a material reinsurance liability being reassumed by the company is considered to be remote.

A receivable is recorded for benefits paid and insurance liabilities related to contracts that have been reinsured. Reinsurance recoveries on ceded reinsurance contracts were $166 million, $176 million, and $133 million during 1996, 1995, and 1994, respectively. The cost of reinsurance is recognized over the life of the reinsured policies using assumptions consistent with those used to account for the underlying policies.

Reinsurance premiums included in premiums and other considerations were as follows:

(In millions)                                  1996      1995      1994
                                             --------  --------  --------

Direct premiums and other considerations     $  3,427  $  3,107  $  2,462
Reinsurance assumed                               125       155       101
Reinsurance ceded                                (308)     (293)     (189)
                                             --------  --------  --------
Premiums and other considerations            $  3,244  $  2,969  $  2,374
                                             ========  ========  ========

1.12 Derivatives Related to Investments and Debt

The company's use of derivative financial instruments is generally limited to interest rate and currency swap agreements. The difference between amounts paid and received on swap agreements is recorded on an accrual basis as an adjustment to interest expense or investment income, as appropriate, over the periods covered by the agreements. The related amount payable to or receivable from counterparties is included in other liabilities or assets.

The fair values of swap agreements are recognized in the consolidated balance sheet if they hedge investments carried at fair value or if they hedge anticipated purchases of such investments. In this event, changes in the fair value of a swap agreement are reported in net unrealized gains (losses) on securities included in shareholders' equity, consistent with the treatment of the related investment security. The fair values of swap agreements hedging debt are not recognized in the consolidated balance sheet.

For swap agreements hedging anticipated debt issuances or investment purchases, the net swap settlement amount or unrealized gain or loss is deferred and included in the measurement of the anticipated transaction when it occurs.

Swap agreements generally have terms of two to ten years. Any gain or loss from early termination of a swap agreement is deferred and amortized into income over the remaining term of the related debt or investment. If the underlying debt or investment is extinguished or sold, any related gain or loss on swap agreements is recognized in income.

1.13 Interest Capitalized or Paid

Essentially all interest incurred on land development projects is capitalized until the property is substantially complete and ready for its intended use. Interest capitalized was $12 million, $17 million, and $18 million in 1996, 1995, and 1994, respectively.

Interest paid, excluding interest capitalized, was as follows:

(In millions)                                  1996      1995      1994
                                             --------  --------  --------

Corporate                                    $    162  $    186  $    150
Consumer Finance                                  497       502       407

1.14 Stock-Based Compensation

The company's stock and incentive plans provide for the award of stock options, restricted stock awards, performance awards, and incentive awards to key employees and directors. Stock options constitute the majority of such awards. Expense related to stock options is measured as the excess of the market price of the stock at the measurement date over the exercise price. The measurement date is the first date on which both the number of shares that the employee is entitled to receive and the exercise price are known. Under the company's stock option plans, no expense is recognized since the market price equals the exercise price at the measurement date.

Under an alternative accounting method, compensation expense arising from stock-based compensation plans would be measured at the estimated fair value of the stock-based award at the date of grant. Use of this method would not have a material impact on net income or earnings per share.

1.15 Income Taxes

Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, at the enacted tax rates expected to be in effect when the temporary differences reverse. The effect of a tax rate change is recognized in income in the period of enactment. State income taxes are included in income tax expense.

A valuation allowance for deferred tax assets is provided if some portion of the deferred tax asset may not be realized. An increase or decrease in a valuation allowance that results from a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset is included in income. A change related to fluctuations in fair value of available-for-sale securities is included in net unrealized gains (losses) on securities in shareholders' equity.

1.16 Earnings Per Share

Earnings per share is computed by dividing earnings available to common shareholders by average common shares outstanding. Earnings available to common shareholders is computed by increasing net income by the amount of net dividends on convertible preferred securities of subsidiaries. Average common shares outstanding includes common share equivalents from the assumed conversion or exercise of convertible preferred securities, stock options, and shares subject to put contracts.

Average common shares outstanding, including common share equivalents, used in computing earnings per share were 252,218,161 in 1996; 247,403,757 in 1995; and 247,640,771 in 1994.

                                       2
                                  ACQUISITIONS

2.1  Independent Life

On February 29, 1996, American General acquired Independent Insurance Group, Inc., the holding company of The Independent Life and Accident Insurance Company (Independent Life) for $362 million. The purchase price consisted of $139 million cash, 3.7 million shares of American General common stock, and 2.3 million shares of American General 7% Convertible Preferred Stock. The acquisition was accounted for using the purchase method, and the results of operations of Independent Life are included in the consolidated statement of income from the date of acquisition.

Non-cash activities related to the acquisition of Independent Life that are not reflected in the consolidated statement of cash flows for the year ended December 31, 1996 were as follows:

(In millions)

Fair value of assets acquired, excluding $33 million cash      $   1,358
Liabilities assumed                                               (1,029)
Issuance of treasury shares                                         (138)
Issuance of preferred stock                                          (85)
                                                               ---------
  Net cash paid                                                $     106
                                                               =========

2.2  Franklin Life

On January 31, 1995, American General acquired American Franklin Company (AFC), the holding company of The Franklin Life Insurance Company (Franklin Life), for $1.17 billion. The purchase price consisted of $920 million cash and a $250 million cash dividend paid by AFC to its former parent prior to closing. The permanent financing of this acquisition, including related issue costs, consisted of $150 million of short-term debt, $300 million of senior long-term fixed-rate debt, and $502 million of non-convertible preferred securities. The acquisition was accounted for using the purchase method, and the results of operations of Franklin Life are included in the consolidated statement of income from the date of acquisition.

2.3  Western National

On December 23, 1994, American General acquired a 40% investment in Western National Corporation (Western National), the holding company of Western National Life Insurance Company, through the acquisition of 24.9 million shares of common stock for $274 million cash. On September 17, 1996, American General increased its equity ownership to 46.2% on a fully diluted basis through the purchase of 7.3 million shares of participating convertible preferred stock for $126 million cash. The acquisitions were recorded on an equity basis, using the purchase method. The total purchase price was approximately $162 million greater than the underlying net assets of Western National. Substantially all of this difference is attributed to goodwill, which will be amortized over 20 years. At December 31, 1996, the market value of the shares held by American General was $620 million.

2.4  Home Beneficial Life

On December 23, 1996, American General announced a definitive agreement to acquire Home Beneficial Corporation, the holding company of Home Beneficial Life Insurance Company (Home Beneficial Life), for total consideration of $665 million, or $39 per share, in cash or American General common stock. The amount of cash will be limited to a minimum of 25% and a maximum of 50% of the total consideration. The acquisition will be accounted for using the purchase method. The transaction, which is subject to approval by Home Beneficial Corporation shareholders and to requisite regulatory approvals, is expected to close by March 31, 1997.

2.5  USLIFE

On June 17, 1997, American General completed the merger of USLIFE in an all-stock transaction. American General issued 39.0 million shares of common stock (with a market value of approximately $1.8 billion), or 1.1069 shares in exchange for each USLIFE common share. The exchange ratio was based on the transaction price of $49 per USLIFE common share divided by an average trading price of American General common stock for a period prior to closing.

The acquisition was accounted for using the pooling of interests method of accounting and, accordingly, American General's consolidated financial statements and notes have been restated to include the results of operations, financial position, and cash flows of USLIFE. Assets, net unrealized gains (losses) on securities, and shareholders' equity for the individual entities at December 31 were as follows:

(In millions)                                         1996        1995
                                                    --------    --------
Assets
  American General                                  $ 66,254    $ 61,152
  USLIFE                                               7,880       7,931
                                                    --------    --------
    Total                                           $ 74,134    $ 69,083
                                                    ========    ========
Net unrealized gains (losses) on securities
  American General                                  $    559    $  1,100
  USLIFE                                                  68         196
                                                    --------    --------
    Total                                           $    627    $  1,296
                                                    ========    ========
Shareholders' equity
  American General                                  $  5,621    $  5,801
  USLIFE                                               1,223       1,308
                                                    --------    --------
    Total                                           $  6,844    $  7,109
                                                    ========    ========

Revenues and net income for the individual entities were as follows:


(In millions)                          1996           1995          1994
                                     --------       --------      --------
Revenues
  American General                   $  6,888       $  6,496      $  4,841
  USLIFE                                1,806          1,740         1,651
                                     --------       --------      --------
    Total                            $  8,694       $  8,236      $  6,492
                                     ========       ========      ========
Net income
  American General                   $    577/(a)/  $    545/(c)/ $    513/(d)/
  USLIFE                                   76/(b)/       105            96
                                     --------       --------      --------
    Total                            $    653       $    650      $    609
                                     ========       ========      ========

/(a)/ Includes aftertax charge of $93 million related to loss on assets held for sale.

/(b)/ Includes aftertax charge of $32 million for write-down of group business.

/(c)/ Includes aftertax charge of $140 million for adjustment to the allowance for finance receivable losses.

/(d)/ Includes net realized investment losses and real estate reserves of $115 million.

In connection with the merger, pretax merger-related costs reflecting change in control costs, consisting primarily of severance and supplemental retirement plan payments to USLIFE executives payable under various USLIFE plans in effect prior to the merger ($179 million), and transaction costs including expenses for investment bankers, attorneys, accountants, and proxy printing costs ($22 million) were identified and reported in second quarter 1997. At December 31, 1996, USLIFE had outstanding letters of credit with three banks totaling $122 million. These letters of credit represented contingent obligations to fund certain of the severance and retirement plans in the event of a change in control.

                                       3
                                  INVESTMENTS

3.1  Fixed Maturity and Equity Securities

Valuation. Amortized cost and fair value of fixed maturity and equity securities at December 31 were as follows:

                                                                     Gross            Gross
                                                                   Unrealized       Unrealized
                                            Amortized Cost           Gains            Losses           Fair Value
                                           ----------------      ------------     -------------      --------------
(In millions)                              1996        1995      1996    1995     1996     1995      1996      1995
                                           ----        ----      ----    ----     ----     ----      ----      ----
Fixed maturity securities
 Corporate bonds
   Investment grade                       $ 28,770  $ 25,574  $ 1,209  $ 2,177  $  (153) $   (40)  $ 29,826  $ 27,711
   Below investment grade                    1,655     1,584       56       76      (15)     (10)     1,696     1,650
  Mortgage-backed                           10,401    11,019      315      650      (74)      (6)    10,642    11,663
  Foreign governments                          863       854       80      104       (1)      (1)       942       957
  U.S. government                              737       657       57       93       (3)       -        791       750
  States/political subdivisions                336       307       15       21       (1)       -        350       328
  Redeemable preferred stocks                  105       154        4        8       (1)      (1)       108       161
                                          --------  --------  -------  -------  -------  -------   --------  --------
    Total fixed maturity securities       $ 42,867  $ 40,149  $ 1,736  $ 3,129  $  (248) $   (58)  $ 44,355  $ 43,220
                                          ========  ========  =======  =======  =======  =======   ========  ========
Equity securities                         $    111  $    144  $    27  $    50  $    (1) $    (3)  $    137  $    191
                                          ========  ========  =======  =======  =======  =======   ========  ========

Net Unrealized Gains (Losses). Net unrealized gains (losses) on fixed maturity and equity securities included in shareholders' equity at December 31 were as follows:

(In millions)                                         1996       1995
                                                     -------   --------
Gross unrealized gains                               $ 1,763   $  3,179
Gross unrealized losses                                 (249)       (61)
DPAC and CIP fair value adjustments                     (598)    (1,208)
Deferred income taxes                                   (348)      (707)
Equity in Western National's net unrealized gains         59         93
                                                     -------   --------
   Net unrealized gains on securities                $   627   $  1,296
                                                     =======   ========

Maturities. The contractual maturities of fixed maturity securities at December 31, 1996 were as follows:

                                             Amortized       Fair
(In millions)                                  Cost          Value
                                             ---------      -------
Fixed maturity securities, excluding
 mortgage-backed securities, due
   In one year or less                       $    724      $    731
   In years two through five                    5,902         6,120
   In years six through ten                    14,214        14,689
   After ten years                             11,626        12,173
Mortgage-backed securities                     10,401        10,642
                                             --------      --------
     Total fixed maturity securities         $ 42,867      $ 44,355
                                             ========      ========

Actual maturities may differ from contractual maturities since borrowers may have the right to call or prepay obligations. Corporate requirements and investment strategies may result in the sale of investments before maturity.

3.2  Mortgage Loans on Real Estate

Diversification. Diversification of the geographic location and type of property collateralizing mortgage loans reduces the concentration of credit risk. For new loans, the company generally requires loan-to-value ratios of 75% or less, based on management's credit assessment of the borrower. At December 31, the mortgage loan portfolio was distributed as follows:


(In millions)                                  1996          1995
                                             --------      --------
Geographic distribution
  Atlantic                                   $  1,393      $  1,372
  Pacific and Mountain                            967           970
  Central                                         952         1,091
  Allowance for losses                            (84)          (96)
                                             --------      --------
    Total mortgage loans                     $  3,228      $  3,337
                                             ========      ========

Property type
  Retail                                     $  1,132      $  1,146
  Office                                        1,082         1,117
  Industrial                                      539           552
  Apartments                                      352           380
  Other                                           207           238
  Allowance for losses                            (84)          (96)
                                             --------      --------
    Total mortgage loans                     $  3,228      $  3,337
                                             ========      ========

Allowance. The allowance for mortgage loan losses was as follows:

(In millions)                    1996          1995          1994
                               --------      --------      --------

Balance at January 1           $     96      $    101      $    124
Net additions                         2            28            11
Deductions                          (14)          (33)          (34)
                               --------      --------      --------
Balance at December 31         $     84      $     96      $    101
                               ========      ========      ========

Impaired Loans. Impaired mortgage loans on real estate and related interest income were as follows:

(In millions)                    1996          1995          1994
                               --------      --------      --------

Impaired loans
  With allowance*              $    100      $    104      $    152
  Without allowance                   6            22             4
                               --------      --------      --------
    Total impaired loans       $    106      $    126      $    156
                               ========      ========      ========
Average investment             $    116      $    141      $    119
                               ========      ========      ========
Interest income
  Accrual basis loans          $      9      $      3      $      4
  Cash basis loans                    -             7             3
                               --------      --------      --------
    Total interest income      $      9      $     10      $      7
                               ========      ========      ========

* Represents gross amounts before allowance for losses of $16 million, $29 million, and $42 million, respectively.

3.3 Investment Real Estate

The allowance for investment real estate losses was as follows:

(In millions)                    1996          1995          1994
                               --------      --------      --------
Balance at January 1           $     55      $    349      $    273
Net additions                         3            21           124
Deductions                          (24)         (315)*         (48)
                               --------      --------      --------
Balance at December 31         $     34      $     55      $    349
                               ========      ========      ========

* Includes $243 million reclassification to reduce cost basis.

3.4 Investment Income

Investment income was as follows:

(In millions)                        1996          1995          1994
                                   --------      --------      --------
Fixed maturity securities          $  3,274      $  3,093      $  2,501
Mortgage loans on real estate           339           346           330
Other                                   260           225           221
                                   --------      --------      --------
  Gross investment income             3,873         3,664         3,052
                                   --------      --------      --------
Investment expense - real estate         69            51            69
Investment expense - other               31            29            28
                                   --------      --------      --------
  Total investment expense              100            80            97
                                   --------      --------      --------
    Net investment income          $  3,773      $  3,584      $  2,955
                                   ========      ========      ========

The carrying amount of investments that produced no investment income during 1996 was less than 1% of total invested assets. The ultimate disposition of these investments is not expected to have a material effect on the company's consolidated results of operations and financial position.

Derivative financial instruments related to investment securities did not have a material effect on net investment income in any of the three years ended December 31, 1996.

3.5 Realized Investment Gains (Losses)

Realized investment gains (losses) were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Fixed maturity securities
  Gross gains                  $       107      $     87      $     77
  Gross losses                        (107)          (65)         (208)
                                  --------      --------      --------
   Total fixed maturity
    securities                           -            22          (131)
                                  --------      --------      --------
Equity securities
  Gross gains                           53            21            14
  Gross losses                          (2)           (1)           (7)
                                  --------      --------      --------
   Total equity securities              51            20             7
                                  --------      --------      --------
Mortgage loans on real estate            5           (34)           10
Investment real estate                   2           (11)         (101)
Other                                    4            21            42
                                  --------      --------      --------
    Realized investment
      gains (losses)              $     62      $     18      $   (173)
                                  ========      ========      ========

3.6 Cash Flows from Investing Activities

Uses of cash for investment purchases were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Fixed maturity securities         $ 10,118      $  7,954      $  8,516
Other                                  560           604           250
                                  --------      --------      --------
  Total                           $ 10,678      $  8,558      $  8,766
                                  ========      ========      ========

Sources of cash from investment dispositions and repayments were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Fixed maturity securities
  Sales                           $  6,164      $  2,779      $  2,731
  Repayments of mortgage-backed
   securities                          885           686         1,833
  Maturities                           621           491           319
  Calls                                677         1,095         1,003
Mortgage loans                         593           402           469
Equity securities                      167           177           100
Other                                  173           472           246
                                  --------      --------      --------
  Total                           $  9,280      $  6,102      $  6,701
                                  ========      ========      ========

                                       4
                              FINANCE RECEIVABLES

4.1 Detail of Finance Receivables

Finance receivables, which are reported net of unearned finance charges, at December 31 were as follows:

(In millions)                       1996          1995
                                  --------      --------
Consumer loans
  Real estate                     $  3,734      $  2,904
  Other                              2,516         2,765
                                  --------      --------
    Total consumer loans             6,250         5,669
                                  --------      --------
Retail sales finance
  Retail sales contracts               998         1,240
  Private label                        377           943
                                  --------      --------
    Total retail sales finance       1,375         2,183
                                  --------      --------
Credit cards                             -           558
                                  --------      --------
    Total finance receivables        7,625         8,410
    Allowance for losses              (395)         (492)
                                  --------      --------
       Finance receivables, net   $  7,230      $  7,918
                                  ========      ========

At December 31, 1996, 49% of finance receivables were secured by real estate.

4.2 Contractual Maturities and Collections

Contractual maturities of finance receivables at December 31, 1996 were as follows:
                                                            After
(In millions)    1997    1998     1999      2000     2001    2001
                ------  ------  -------   -------   ------  ------
Maturities      $2,406  $1,441  $   892   $   498   $  312  $2,076

Contractual maturities are not a forecast of future cash collections. A substantial portion of finance receivables may be renewed, converted, or repaid prior to maturity.

Cash collections of principal and collections as a percentage of average finance receivable balances were as follows:

(In millions)                       1996          1995
                                  --------      --------
Consumer loans
  Cash collections                $  2,653      $  2,588
  % of average balances                 47%           46%

Retail sales finance
  Cash collections                $  1,777      $  1,885
  % of average balances                 93%           86%

Credit cards
  Cash collections                $    456      $    454
  % of average balances                 86%           90%

4.3 Geographic Concentration

The geographic concentration of finance receivables at December 31 was as follows:

(In millions)                       1996          1995
                                  --------      --------
California                        $    698      $    887
North Carolina                         672           738
Florida                                535           627
Ohio                                   454           440
Illinois                               453           490
Indiana                                398           455
Virginia                               350           392
Georgia                                312           373
Other                                3,753         4,008
                                  --------      --------
  Total finance receivables       $  7,625      $  8,410
                                  ========      ========

4.4 Assets Held for Sale

In fourth quarter 1996, the company reached a decision to offer for sale $875 million of non-strategic, underperforming finance receivable portfolios, consisting of $520 million of bank credit card receivables and $355 million of private label loans issued in prior years to finance purchases of home satellite dishes. Accordingly, these receivables and an associated allowance for losses were reclassified to assets held for sale at December 31, 1996.

The company has hired an outside advisor to market the portfolios. Based on negotiations with prospective purchasers subsequent to year end, the company determined that a write-down of $145 million ($93 million aftertax) was necessary to reduce the carrying amount of the assets held for sale to net realizable value, after considering related expenses.

4.5 Allowance for Finance Receivable Losses

The allowance for finance receivable losses was as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Balance at January 1              $    492      $    226      $    184
Provision for finance
 receivable losses                     417           574           214
Charge offs, net of recoveries        (444)         (308)         (172)
Reclassified to assets held for
 sale                                  (70)            -             -
                                  --------      --------      --------
Balance at December 31            $    395      $    492      $    226
                                  ========      ========      ========

                                       5
                    DEFERRED POLICY ACQUISITION COSTS (DPAC)

DPAC at December 31, and the components of the change for the years then ended, were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Balance at January 1              $  2,343      $  3,356      $  2,193
Deferrals                              604           646           544
Accretion of interest                  130           193           181
Amortization                          (559)*        (559)         (535)
Effect of net unrealized gains
   (losses) on securities              460        (1,302)          960
Other                                  (24)            9            13
                                  --------      --------      --------
Balance at December 31            $  2,954      $  2,343      $  3,356
                                  ========      ========      ========

* Includes $37 million write-down of USLIFE group business.

On January 29, 1996, USLIFE discontinued new sales of its traditional indemnity group major medical and related products. In subsequent months, the company experienced an unexpected deterioration in persistency on this business, with lapse rates approaching 60%. Lapse rates on all group business ranged from 23% to 35% for the years 1991 through 1995. Additionally, the discontinued business did not lapse uniformly in terms of quality. Healthier groups lapsed more rapidly, leading to an overall deterioration in the quality of the block.

The experience on the discontinued business during the first half of 1996 resulted in a reevaluation of related DPAC and insurance liabilities. Based on this reevaluation, the company recorded a pretax charge of $50 million, consisting of a $37 million write-down of DPAC and a $13 million increase in insurance and annuity liabilities.

                                       6
                       COST OF INSURANCE PURCHASED (CIP)

CIP at December 31, and the components of the change for the years then ended, were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Balance at January 1              $    504      $    168      $    186
Additions from acquisitions            233           658             -
Accretion of interest                   76            54            16
Amortization                          (178)         (100)          (34)
Effect of net unrealized gains
 (losses) on securities                109          (270)            -
Other                                   11            (6)            -
                                  --------      --------      --------
Balance at December 31            $    755      $    504      $    168
                                  ========      ========      ========

CIP amortization, net of accretion, expected to be recorded in each of the next five years is $82 million, $74 million, $67 million, $61 million, and $56 million.

                                       7
                                      DEBT

7.1 Long-Term Debt

Long-term debt at December 31 was as follows:

(In millions)                       1996          1995
                                  --------      --------
Corporate
  6.3% - 10%, through 2025        $  1,471      $  1,519
Consumer Finance
  4.7% - 10%, through 2009           4,499         4,980

Derivative financial instruments related to debt securities did not have a material effect on the weighted-average borrowing rate or reported interest expense in any of the three years ended December 31, 1996.

7.2 Long-Term Debt Maturities

Scheduled maturities of long-term debt and sinking fund requirements for each of the next five years are as follows:

(In millions)            1997      1998      1999      2000      2001
                       ------     -----     -----     -----     -----
Corporate              $  133     $ 217     $ 100     $ 350     $   5
Consumer Finance        1,220       825       594       938        42

Current maturities of long-term debt expected to be refinanced with short-term debt are included in short-term debt.

One $150 million debt issue of the Consumer Finance segment that is scheduled to mature after 2001 is redeemable in 1999 at par, at the option of the holders.

7.3 Short-Term Debt

The weighted-average interest rates on short-term borrowings at December 31 were as follows:

                            1996        1995
                            ----        ----
Corporate                    5.9%        5.9%
Consumer Finance             5.6         5.8

7.4 Credit Facilities

American General and certain subsidiaries use commercial paper to meet short-term funding requirements. Unsecured bank credit facilities are used to support commercial paper borrowings.

At December 31, 1996, American General and certain of its subsidiaries maintained unsecured committed credit facilities of $3.5 billion with a total of 51 domestic and foreign banks. Interest rates are based on a money market index, and annual commitment fees range from five to nine basis points. There were no borrowings under these facilities at December 31, 1996.

In addition, USLIFE maintained unsecured committed credit facilities of $303 million with four domestic banks at December 31, 1996. Interest rates are based on a money market index, and annual commitment fees range from eight to twenty-five basis points. Borrowings under these facilities were $200 million at December 31, 1996.

                                       8
                           GUARANTY FUND ASSESSMENTS

Information about state guaranty fund assessments at December 31, and related activity for the years then ended, were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Expense, included in operating
 costs and expenses               $     14      $     34      $     19
Liability for anticipated
 assessments                            54            58            34
Receivable for expected recoveries
 against future premium taxes           56            57            33

The 1996 liability was estimated by the company using the latest information available from the National Organization of Life and Health Insurance Guaranty Associations. Although the amount represents the company's best estimate of its liability, this estimate may change in the future. Additionally, changes in state laws could decrease the amount recoverable against future premium taxes.

                                       9
                                  INCOME TAXES

9.1 Tax Expense

Components of income tax expense were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Current
  Federal                         $    403      $    353      $    325
  State                                  8             6            19
                                  --------      --------      --------
    Total current                      411           359           344
Deferred                               (24)          (18)           (4)
                                  --------      --------      --------
    Income tax expense*           $    387      $    341      $    340
                                  ========      ========      ========

* Excludes tax benefit of $21 million in 1996 and $11 million in 1995 related to preferred securities of subsidiaries.

A reconciliation between the federal income tax rate and the effective tax rate follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Federal income tax rate                 35%           35%           35%
Tax-exempt investment income            (2)           (2)           (2)
State taxes, net                         1             -             2
Acquisition-related goodwill             1             1             1
Other, net                               1             -             -
                                  --------      --------      --------
   Effective tax rate                   36%           34%           36%
                                  ========      ========      ========

9.2 Tax Liabilities

Income tax liabilities at December 31 were as follows:

(In millions)                                 1996          1995
                                            --------      --------
Current tax receivable                      $    (14)     $    (57)
                                            --------      --------
Deferred, applicable to
  Net income                                     745           736
  Net unrealized gain (losses)
   on securities                                 347           708
                                            --------      --------
    Net deferred tax liabilities               1,092         1,444
                                            --------      --------
     Income tax liabilities                 $  1,078      $  1,387
                                            ========      ========

Components of deferred tax liabilities and assets at December 31 were as follows:

(In millions)                                 1996          1995
                                            --------      --------
Deferred tax liabilities, applicable to
  Basis differential of investments         $    514      $  1,026
  DPAC and CIP                                   984           815
  Prepaid pension expense                         81            73
  Other                                          530           517
                                            --------      --------
    Total deferred tax liabilities             2,109         2,431
                                            --------      --------
Deferred tax assets, applicable to
  Policy reserves                               (542)         (544)
  Finance receivables                           (183)         (138)
  Other                                         (338)         (347)
                                            --------      --------
  Gross deferred tax assets                   (1,063)       (1,029)
  Valuation allowance                             46            42
                                            --------      --------
    Total deferred assets, net                (1,017)         (987)
                                            --------      --------
      Net deferred tax liabilities          $  1,092      $  1,444
                                            ========      ========

The deferred tax asset valuation allowance at December 31, 1996 and 1995 was related to operating loss carryovers not expected to be utilized. At December 31, 1996, the company had operating loss carryovers for federal income tax purposes of approximately $97 million which were available to offset future taxable income through 2011. The operating loss carryovers are associated with recent acquisitions and, therefore, their use is subject to separate return year limitations.

A portion of life insurance income earned prior to 1984 is not taxable unless it exceeds certain statutory limitations or is distributed as dividends. Such income, accumulated in policyholders' surplus accounts, totaled $831 million at December 31, 1996. At current corporate rates, the maximum amount of tax on such income is approximately $291 million. Deferred income taxes on these accumulations have not been recorded because no distributions are expected.

9.3 Tax Return Examinations

American General and the majority of its subsidiaries file a consolidated federal income tax return. The Internal Revenue Service (IRS) has completed examinations of the company's returns through 1987. In addition, the tax returns of recently acquired companies are also being examined. All issues, except the one being litigated as described in Note 17.2, have been settled within the amounts previously provided in the consolidated financial statements. The IRS is currently examining the company's tax returns for 1988 through 1992.

9.4 Taxes Paid

Income taxes paid were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Federal                           $    364      $    325      $    470
State                                   10            13            22

                                       10
                               REDEEMABLE EQUITY

10.1 Preferred Securities of Subsidiaries

During 1996 and 1995, two wholly owned subsidiaries and a subsidiary trust of American General (collectively, subsidiaries) were created for the purpose of issuing preferred securities. The sole assets of these subsidiaries are Junior Subordinated Debentures (Subordinated Debentures) issued by American General and U.S. Treasury bonds. These subsidiaries have no independent operations. The Subordinated Debentures are eliminated in the consolidated financial statements.

The interest terms and other payment dates of the company's Subordinated Debentures held by the subsidiaries correspond to those of the subsidiaries' preferred securities. American General's obligations under the Subordinated Debentures and related agreements, when taken together, constitute a full and unconditional guarantee of payments due on the preferred securities. The Subordinated Debentures are redeemable at the option of the company. Upon such event, the preferred securities are redeemable on a proportionate basis.

Information about the preferred securities and the assets held by the issuing subsidiaries at December 31, 1996 was as follows:


                                    American            American             American              American
                                    General             General              General               General
                                 Institutional          Capital,             Capital,              Delaware,
(In millions,                      Capital A             L.L.C.               L.L.C.                L.L.C.
except share data)               --------------     ---------------       ---------------       ---------------
Preferred securities
 Securities issued and
  outstanding                           500,000           8,600,000            11,500,000             5,000,000
 Par value                                 $500                $215                  $287                  $250
 Dividends paid                               -                 $17                   $24                   $15
 Date issued                            12/4/96             8/29/95                6/5/95                6/1/95
 Earliest/mandatory
  redemption dates                    2045/2045           2000/2025/(a)/        2000/2025/(a)/   2003/(b)//2025

Assets of issuing subsidiary
  Subordinated Debentures
    Principal                              $516                $269                  $360                  $313
    Interest rate                          7.57%              8.125%                 8.45%                    6%
    Mandatory redemption date              2045                2025/(a)/             2025/(a)/             2025
  U.S. Treasury bonds                         -                  $3                    $4                    $3

/(a)/ Subject to possible extension to 2044.
/(b)/ Under certain circumstances, may be redeemed in 2000.

The preferred securities issued by American General Delaware, L.L.C. are each convertible into 1.2288 shares of American General common stock at any time at the option of the holders. This conversion ratio is equivalent to a conversion price of $40.69 per share of common stock. Beginning in 2000, the company has the option to cause the conversion rights to expire, provided that American General's common stock is trading above $49 per share and certain other conditions are met.

10.2 Common Stock Subject to Put Contracts

During 1994, American General entered into put option contracts giving the holders the right, but not the obligation, to sell to American General a total of 1.7 million shares of its common stock at fixed prices ranging from $25.88 to $29.25 per share. All such options expired during 1995, and the related redeemable equity of $47 million was reclassified to shareholders' equity.

                                       11
                                 CAPITAL STOCK

11.1 Classes of Capital Stock

American General has two classes of capital stock: preferred stock ($1.50 par value, 60 million shares authorized) that may be issued in series with rights to be determined by the board of directors, and common stock ($.50 par value, 300 million shares authorized). The only series of preferred stock outstanding is the 7% Convertible Preferred Stock. At December 31, 1996, approximately 13.1 million shares of common stock were reserved for issuance, related to the conversion of convertible preferred securities and preferred stock and the exercise of stock options.

11.2 Convertible Preferred Stock

During 1996, American General issued 2.3 million shares of 7% Convertible Preferred Stock in connection with the acquisition of Independent Life. Holders of the preferred stock are entitled to receive annual cumulative dividends of 7% and have the right to vote, together with holders of American General common stock, on the basis of four-fifths of one vote for each share of preferred stock.

Each preferred share is convertible into .8264 share of American General common stock at any time at the option of the holder. Beginning in 2000, the company may, at its option, convert the preferred stock into a minimum of .8264 share of common stock. Each preferred share is mandatorily convertible into one share of common stock in 2001.

11.3 Preferred Share Purchase Rights

One preferred share purchase right is attached to each share of common stock. These rights will become exercisable only upon the occurrence of certain events related to a change in control of American General. Each right will entitle the holder to purchase 1/100 of a share of American General's Series A Junior Participating Preferred Stock. All rights expire in 1999 unless extended or redeemed.

                                       12
                           STOCK AND INCENTIVE PLANS

Shares issuable under outstanding stock options at December 31, and the components of the change for the years then ended, were as follows:

                                           Average
(Shares in thousands)          1996     Exercise Price     1995    1994
                              ------   ----------------   ------  ------
Balance at January 1          4,093         $24.11         3,957   3,288
Granted                       1,115          33.85/(a)/      811     981
Exercised/(b)/                 (503)         24.12          (596)   (207)
Forfeited                      (206)         32.67           (75)    (62)
Expired                          (1)         32.00            (4)    (43)
                              -----         ------         -----   -----
Balance at December 31        4,498         $26.14         4,093   3,957
                              =====         ======         =====   =====
Exercisable at December 31    3,116         $23.98         2,804   3,226
                              =====         ======         =====   =====

/(a)/ Average fair value at grant date, estimated using the Black-Scholes option valuation model, was $6.79.
/(b)/ Average exercise price of options exercised in 1995 and 1994 was $19.89 and $17.26, respectively.

Options may not be exercised within at least six months of, nor after 10 years from, the date of grant. At December 31, 1996, the exercise price of all options outstanding ranged from $14.45 to $37.50. The average remaining contractual life of options outstanding is six years.

Shares available for issuance under American General's stock and incentive plans at December 31, 1996, 1995, and 1994 totaled 5.7 million, 6.7 million, and 7.6 million, respectively.

                                       13
                                 BENEFIT PLANS

13.1 Pension Plans

The company has non-contributory defined benefit pension plans covering most employees. Pension benefits are based on the participant's compensation and length of credited service. The company's funding policy is to contribute annually no more than the maximum deductible for federal income tax purposes.

Equity and fixed maturity securities were 54% and 31%, respectively, of the plans' assets at the plans' most recent balance sheet dates. Additionally, 11% of plan assets were invested in the general investment account of an American General subsidiary through a deposit administration insurance contract.

The pension plans have purchased annuity contracts from American General subsidiaries to provide benefits for certain retirees. During 1996, 1995, and 1994, these contracts provided $49 million, $42 million, and $38 million, respectively, for retiree benefits.

The components of pension expense and underlying assumptions were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Service cost (benefits earned)    $     22      $     16      $     19
Interest cost                           46            37            30
Actual return on plan assets          (128)         (134)           (9)
Net amortization and deferrals          56            63           (54)
                                  --------      --------      --------
  Pension expense (income)        $     (4)     $    (18)     $    (14)
                                  ========      ========      ========

Weighted-average discount rates
  on benefit obligation            7.50-7.60%    7.00-7.25%    8.25-8.50%
Rates of increase in
  compensation levels              4.00-6.00     4.00-6.00     4.00-6.00
Expected long-term rates
  of return on plan assets        7.50-10.00    7.50-10.00    7.50-10.00

The funded status of the plans and the prepaid pension expense included in other assets at December 31 were as follows:

(In millions)                       1996          1995
                                  --------      --------
Accumulated benefit obligation*   $    591      $    492
Effect of increase in
 compensation levels                    71            69
                                  --------      --------
Projected benefit obligation           662           561
Plan assets at fair value              976           796
                                  --------      --------
Plan assets at fair value in
  excess of projected benefit
  obligation                           314           235
Other unrecognized items, net         (139)          (63)
                                  --------      --------
  Prepaid pension expense         $    175      $    172
                                  ========      ========

* Over 88% vested.

13.2 Postretirement Benefits Other Than Pensions

The company has life, medical, supplemental major medical, and dental plans for certain retired employees and agents. Most plans are contributory, with retiree contributions adjusted annually to limit employer contributions to predetermined amounts. The company has reserved the right to change or eliminate these benefits at any time.

The life plans are fully insured. A portion of the retiree medical and dental plans are funded through a voluntary employees' beneficiary association (VEBA); the remainder are unfunded and self-insured. All of the retiree medical and dental plans' assets held in the VEBA were invested in readily marketable securities at its most recent balance sheet date.

Postretirement benefit expense in 1996, 1995, and 1994 was $8 million, $7 million, and $6 million, respectively.

The plans' combined funded status and the accrued postretirement benefit cost included in other liabilities at December 31 were as follows:

(In millions)                        1996          1995
                                  ---------     --------
Actuarial present value of
 benefit obligation
   Retirees                       $      71      $    56
   Active plan participants              43           40
                                  ---------     --------
Accumulated postretirement
   benefit obligation (APBO)            114           96
Plan assets at fair value                 3            2
APBO in excess of plan assets
 at fair value                          111           94
Other unrecognized items, net            38           28
                                  ---------     --------
   Accrued benefit expense        $     149     $    122
                                  =========     ========

Weighted-average discount
  rates on benefit obligation     7.50-7.60%   7.00-7.25%

                                       14
                              STATUTORY ACCOUNTING

State insurance laws and regulations prescribe accounting practices for calculating statutory net income and equity of insurance companies. In addition, state regulators may permit statutory accounting practices that differ from prescribed practices. The use of such permitted practices by American General's insurance subsidiaries did not have a material effect on their statutory equity at December 31, 1996.

Statutory accounting practices differ from GAAP. Significant differences for American General's insurance subsidiaries were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Statutory net income              $    677       $   452      $    539
Change in DPAC and CIP                 110           234           169
Investment valuation differences        72            60           (77)
Policy reserve adjustments             (42)          (95)          (85)
Other, net                             (36)           69            (1)
                                  --------      --------      --------
   GAAP net income                $    781      $    720      $    545
                                  ========      ========      ========

Statutory equity                  $  2,921      $  2,540      $  2,254
Asset valuation reserve                566           517           357
Investment valuation differences*    1,258         2,787        (1,685)
DPAC and CIP                         3,698         2,834         3,513
Deferred income taxes               (1,133)       (1,464)         (726)
Policy reserve adjustments             409           344           621
Acquisition-related goodwill           292           303           315
Other, net                             233           270            60
                                  --------      --------      --------
   GAAP equity                    $  8,244      $  8,131      $  4,709
                                  ========      ========      ========

* Primarily GAAP unrealized gains (losses) on securities.

                                       15
                        DERIVATIVE FINANCIAL INSTRUMENTS

15.1 Related to Investment Securities

Derivative financial instruments related to investment securities at December 31 were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Interest rate swap agreements
  to pay fixed rate
    Notional amount               $     60      $     45             -
    Average receive rate              6.19%         5.82%            -
    Average pay rate                  6.42          6.41             -
Interest rate swap agreements
  to receive fixed rate
    Notional amount               $     54      $     24      $      9
    Average receive rate              7.00%         7.03%         6.92%
    Average pay rate                  5.91          6.82          6.96
Currency swap agreements
  (receive U.S. $/pay Canadian $)
    Notional amount (in U.S. $)   $     99      $     72             -
    Average exchange rate             1.57          1.62             -

15.2 Related to Debt

Derivative financial instruments related to debt at December 31 were as follows:

(In millions)                       1996          1995          1994
                                  --------      --------      --------
Swap agreements to pay fixed rate
  Corporate
    Notional amount                      -             -      $    150
    Average receive rate                 -             -          6.10%
    Average pay rate                     -             -          7.54
Consumer Finance
    Notional amount               $    540      $    590      $    390
    Average receive rate              5.72%         6.10%         4.64%
    Average pay rate                  8.08          8.28          8.77

During 1995, swap agreements hedging anticipated debt issuances were terminated, and related settlement costs were deferred and are being recognized as an increase to interest expense over the terms of the related debt. At December 31, 1996, the remaining deferred costs were $12 million.

                                       16
                      FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and fair values for certain of the company's financial instruments at December 31 are presented below. Care should be exercised in drawing conclusions based on fair value, since (1) the fair values presented do not include the value associated with all of the company's assets and liabilities, and (2) the reporting of investments at fair value without a corresponding revaluation of related policyholder liabilities can be misinterpreted.

                                              1996                                 1995
                                   ------------------------------       ------------------------------
(In millions)                      Fair Value     Carrying Amount       Fair Value     Carrying Amount
                                   ----------     ---------------       ----------     ---------------
Assets
 Fixed maturity and equity
   securities                      $   44,492     $      44,492         $   43,411     $     43,411
 Mortgage loans on real
   estate                               3,290             3,228              3,456            3,337
 Policy loans                           1,986             2,011              1,892            1,887
 Finance receivables, net               7,230             7,230              7,918            7,918
 Assets held for sale                     667               667                  -                -
Liabilities
 Insurance investment
   contracts                           26,876            28,331             27,129           27,508
 Short-term debt                        3,762             3,762              3,266            3,266
 Long-term debt
   Corporate                            1,538             1,471              1,648            1,519
   Consumer Finance                     4,608             4,499              5,225            4,980

The following methods and assumptions were used to estimate the fair value of financial instruments.

Fixed Maturity and Equity Securities. Fair values of fixed maturity and equity securities were based on quoted market prices, where available. For investments not actively traded, fair values were estimated using values obtained from independent pricing services or, in the case of some private placements, by discounting expected future cash flows using a current market rate applicable to yield, credit quality, and average life of the investments.

Mortgage Loans on Real Estate. Fair value of mortgage loans was estimated primarily using discounted cash flows, based on contractual maturities and risk-adjusted discount rates.

Policy Loans. Fair value of policy loans was estimated using discounted cash flows and actuarially determined assumptions, incorporating market rates.

Finance Receivables, Net. Fair value of finance receivables, which approximated carrying amount, was estimated using projected cash flows, discounted at the weighted-average rates currently being offered for similar finance receivables.

Assets Held for Sale. Fair value of assets held for sale approximated the carrying amount.

Insurance Investment Contracts. Fair value of insurance investment contracts was estimated using cash flows discounted at market interest rates.

Debt. Fair value of short-term debt approximated the carrying amount. Fair value of long-term debt was estimated using cash flows discounted at current borrowing rates.

Off-Balance-Sheet Derivative Financial Instruments. Had the company elected to terminate its interest rate swap agreements related to debt at December 31, 1996 and 1995, it would have paid $30 million and $50 million, respectively. These fair values were based on estimates obtained from the individual counterparties.

                                       17
                         RESTRICTIONS AND CONTINGENCIES

17.1 Subsidiary Dividend Restrictions

American General's insurance subsidiaries are restricted by state insurance laws as to the amounts they may pay as dividends without prior approval from their respective state insurance departments. Certain non-insurance subsidiaries are similarly restricted in the payment of dividends by long-term debt and credit agreements. At December 31, 1996, the amount of dividends available to American General from subsidiaries during 1997 not limited by such restrictions is approximately $750 million.

17.2 Legal Proceedings

Two real estate subsidiaries of American General were defendants in a lawsuit that alleged damages based on lost profits and related claims arising from certain loans and joint venture contracts. On July 16, 1993, a judgment was entered against the subsidiaries for $47 million in compensatory damages and for $189 million in punitive damages. On September 17, 1993, a Texas state district court reduced the previously awarded punitive damages by $60 million, resulting in a reduced judgment in the amount of $176 million plus post-judgment interest. On January 29, 1996, the Texas First Court of Appeals rendered a decision that affirmed the trial court judgment and held both companies liable to pay the punitive damages. The company intends to continue to vigorously contest the matter through the appellate process. Although substantial risks and uncertainties remain with respect to the ultimate outcome, legal counsel has advised the company that it is not probable within the meaning of Statement of Financial Accounting Standards 5, "Accounting for Contingencies," that the company will ultimately incur a material liability in connection with this matter. Accordingly, no provision has been made in the consolidated financial statements related to this contingency.

In April 1992, the IRS issued Notices of Deficiency for the 1977-1981 tax years of certain insurance subsidiaries. The basis of the dispute was the tax treatment of modified coinsurance agreements. The company elected to pay all related assessments plus associated interest, totaling $59 million. A claim for refund of tax and interest was disallowed by the IRS in January 1993. On June 30, 1993, a representative suit for refund was filed in the United States Court of Federal Claims. On February 7, 1996, the court ruled in favor of the company on all legal issues related to this contingency, and a judgment was entered in favor of the company on July 9, 1996, for the portion of the contingency related to the representative case. The government has appealed this judgment; however, the company intends to pursue a full refund of the amounts paid. Accordingly, no provision has been made in the consolidated financial statements related to this contingency.

The company is party to various other lawsuits and proceedings arising in the ordinary course of business. Many of these lawsuits and proceedings arise in jurisdictions, such as Alabama, that permit damage awards disproportionate to the actual economic damages incurred. Based upon information presently available, the company believes that the total amounts that will ultimately be paid, if any, arising from these lawsuits and proceedings will have no material adverse effect on the company's consolidated results of operations and financial position. However, it should be noted that the frequency of large damage awards, including large punitive damage awards, that bear little or no relation to actual economic damages incurred by plaintiffs in jurisdictions like Alabama continues to increase and creates the potential for an unpredictable judgment in any given suit.

                                       18
                               BUSINESS SEGMENTS

18.1 Nature of Operations

The company reports the results of its business operations in three segments.

Retirement Services. The Variable Annuity Life Insurance Company (VALIC) provides tax-deferred retirement annuities and employer-sponsored retirement plans to employees of educational, health care, public sector, and other not-for-profit organizations. VALIC markets products nationwide through exclusive sales representatives. VALIC holds the strongest claims-paying ability ratings available in the life insurance industry from three rating agencies.

Consumer Finance. American General Finance, Inc. and its subsidiaries (AGF) provide consumer and home equity loans and other credit-related products through branch offices in 41 states, Puerto Rico, and the U.S. Virgin Islands. AGF also operates financing programs through retail merchants. AGF holds debt ratings that are among the strongest in the consumer finance industry.

Life Insurance. American General's life insurance companies provide life insurance and annuity products throughout the United States. All American Life Insurance Company, America General Life Insurance Company, Franklin Life Insurance Company, Old Line Life Insurance Company, United States Life Insurance Company, and USLIFE Credit Life Insurance Company offer a broad range of insurance and annuity products to a variety of income levels through independent producers and general agents. American General Life and Accident Insurance Company concentrates on meeting the basic life insurance needs of individuals with modest incomes through a career agency distribution system. These companies hold claims-paying ability ratings that are among the strongest in the life insurance industry.

18.2 Segment Results

Results of each segment include earnings from its business operations and earnings on that amount of equity considered necessary to support its business. Business segment information was as follows:

                                          Revenues                          Income before Taxes                   Assets
                                --------------------------         -----------------------------------     -------------------
(In millions)                     1996      1995     1994            1996         1995           1994         1996      1995
                                -------   -------  -------         --------     -------      ---------     ---------  --------
Retirement
 Services                        $1,742   $ 1,655  $ 1,537       $    341       $   305        $   282       $30,257  $ 27,084
Consumer Finance                  1,726     1,790    1,491             55/(a)/      115/(b)/       392         9,440     9,466
Life Insurance                    5,088     4,665    3,559            828/(c)/      735            582        32,738    31,317
                                -------   -------  -------       --------       -------        -------       -------  --------
 Total business
  segments                        8,556     8,110    6,587          1,224         1,155          1,256        72,435    67,867
                                -------   -------  -------       --------       -------        -------       -------  --------
Corporate                           205       217      184           (156)/(d)/    (167)/(d)/     (134)/(d)/   2,012     1,532
Realized
  investment
  gains (losses)                     62        18     (173)            62            18           (173)            -         -
Intersegment
 eliminations                      (129)     (109)    (106)           (50)            4              -          (313)     (316)
                                -------   -------  -------       --------       -------        -------       -------  --------
  Consolidated                   $8,694    $8,236   $6,492       $  1,080/(e)/  $ 1,010/(e)/   $   949       $74,134  $ 69,083
                                =======   =======  =======       ========       =======        =======       =======  ========

/(a)/ Includes $145 million loss on assets held for sale.
/(b)/ Includes $266 million increase in allowance for finance receivable losses. /(c)/ Includes $50 million write-down of USLIFE group business.
/(d)/ Primarily interest on corporate debt.
/(e)/ Before dividends on preferred securities of subsidiaries.

                                       19
                           QUARTERLY DATA (UNAUDITED)

(In millions,                      1996                                    1995
 except per share  ---------------------------------------   ----------------------------------
 data)              4th         3rd       2nd         1st      4th      3rd       2nd      1st
                   ------      ------   ------      ------   ------   ------    ------   ------
Premiums and
 other consider-
 ations            $  820      $  820   $  824      $  780   $  768      $  756   $  752  $  693
Net investment
 income               961         943      945         924      928         920      894     842
Total revenues      2,190       2,177    2,180       2,147    2,123       2,106    2,070   1,937
Insurance and
 annuity
 benefits           1,057       1,052    1,057       1,052    1,073       1,038    1,032     942
Operating costs
 and expenses         364         349      360         332      348         318      310     299
Provision for
 finance
 receivable
 losses               116          90      102         109      313/(c)/    114       75      72
Total benefits
 and expenses       2,028/(a)/  1,843    1,911/(b)/  1,832    2,053       1,799    1,746   1,628
Net realized
 investment gains
 (losses)               3          17        2          18        4           5        1       2
Net income             95/(a)/    199      163/(b)/    196       37/(c)/    207      206     200

Per common share
 Net income        $  .39/(a)/ $  .80   $  .65/(b)/ $  .79   $  .15/(c)/ $  .84   $  .84  $  .82
 Dividends
  paid/(e)/           .32         .33      .32         .33      .31         .31      .31     .31
 Market price
   High                41 3/4      38 3/4   37 5/8      37 7/8   39 1/8      38 7/8   35 1/2  33 1/4

   Low                 35 3/4      34       32 7/8      33 1/4   31          33 5/8   31 1/8  27 1/2

   Close               40 7/8      37 3/4   36 3/8      34 1/2   34 7/8      37 3/8   33 3/4  32 1/4


(In millions,                        1994
 except per share   --------------------------------------
 data)               4th        3rd        2nd         1st
                    ------     ------     ------    ------
Premiums and
 other consider-
 ations            $  614     $  594     $  606     $  560
Net investment
 income               752        739        732        732
Total revenues      1,547      1,679      1,661      1,605
Insurance and
 annuity
 benefits             838        804        800        787
Operating costs
 and expenses         264        266        254        251
Provision for
 finance
 receivable
 losses                67         59         45         43
Total benefits
 and expenses       1,457      1,395      1,376      1,315
Net realized
 investment gains
 (losses)            (116)/(d)/   (1)         1          1
Net income             57        185        182        185

Per common share
 Net income        $  .24     $  .75     $  .74     $  .73
 Dividends
  paid/(e)/           .29        .29        .29        .29
 Market price
   High                28 7/8     30 1/2     29 3/8     29 5/8

   Low                 25 5/8     26 7/8     24 7/8     25 1/2

   Close               28 1/4     27 1/8     27 5/8     27 7/8

/(a)/ Includes $145 million pretax ($93 million aftertax or $.37 per share) loss on assets held for sale.
/(b)/ Includes $50 million pretax ($32 million aftertax or $.13 per share)
      write-down of USLIFE group business.
/(c)/ Includes $216 million pretax ($140 million aftertax or $.57 per share)
      adjustment to the allowance for finance receivable losses.
/(d)/ Results primarily from capital gains offset program.
/(e)/ Excludes dividends paid by USLIFE prior to the merger.

                         AMERICAN GENERAL CORPORATION
                            Selected Financial Data

The following selected financial data is derived from the consolidated financial statements of the company. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or incorporated by reference herein.

                                                                           Years Ended December 31,
                                                -------------------------------------------------------------------------
(In millions, except per share data)            1996              1995               1994            1993         1992
-------------------------------------------------------------------------------------------------------------------------
Revenues                                      $ 8,694           $ 8,236            $ 6,492         $ 6,430        $ 6,131
Income before cumulative effect of
 accounting changes                               653/(a)/          650/(b)/           609/(c)/        347/(d)/       602
Income per common share before
 cumulative effect of accounting changes         2.63/(a)/         2.65/(b)/          2.46/(c)/       1.36/(d)/      2.36
Assets                                         74,134/(e)/       69,083/(e)/        53,300/(e)/     51,003/(e)/    45,837
Debt
  Corporate                                     2,102             2,295              2,381           2,200          2,514
  Consumer Finance                              7,630             7,470              7,090           5,843          5,484
Redeemable equity                               1,227/(f)/          729/(f)/            47               -              -
Shareholders' equity                            6,844/(e)/        7,109/(e)/         4,334/(e)/      6,274/(e)/     5,630
Cash dividends per common share(g)               1.30              1.24               1.16            1.10           1.04

---------------------------
/(a)/ Includes $93 million ($.37 per share) aftertax loss on consumer finance assets held for sale and $32 million ($.13 per share) aftertax write-down of USLIFE group business.
/(b)/ Includes $140 million ($.57 per share) aftertax adjustment to the allowance for finance receivable losses.
/(c)/ Includes aftertax net realized investment losses of $115 million
      ($.47 per share). Net realized investment gains for 1996, 1995, 1993, and 1992 were immaterial.
/(d)/ Includes $300 million ($1.18 per share) write-down of goodwill and $30 million ($.12 per share) tax rate related adjustment.
/(e)/ Includes fair value adjustment related to securities. Additional information is included in the section "Investments - Fair Value of Securities" in Management's Discussion and Analysis included herein.
/(f)/ Includes convertible and non-convertible preferred securities of subsidiaries. Additional information is included in Note 10.1 of Notes to Financial Statements included herein.
/(g)/ Excludes dividends paid by USLIFE prior to the merger.

                         AMERICAN GENERAL CORPORATION
  Schedule I - Summary of Investments - Other than Investments in Affiliates
                                 (In millions)


                                              At December 31, 1996
                                         --------------------------------
                                                                Amount
                                           Cost                Shown in
                                            or               Consolidated
                                         Amortized   Fair       Balance
Type of Investment                         Cost      Value       Sheet
------------------                       ---------  -------- ------------
Fixed maturity securities
 Bonds and notes
  U.S. government obligations........    $   737    $   791       $   791
  States and political subdivisions..        336        350           350
  Foreign governments................        863        942           942
  Mortgage-backed securities.........     10,401     10,642        10,642
  Public utilities...................      4,973      5,193         5,193
  All other corporate................     25,452     26,329        26,329
 Redeemable preferred stocks.........        105        108           108
                                         -------    -------       -------
 Total fixed maturity securities.....     42,867     44,355        44,355
                                         -------    -------       -------

Equity securities
 Common stocks.......................         22         27            27
 Perpetual preferred stocks..........         89        110           110
                                         -------    -------       -------
   Total equity securities...........        111        137           137
                                         -------    -------       -------

Mortgage loans on real estate*.......      3,228                    3,228
Investment real estate*
 Investment properties...............        515                      515
 Acquired in satisfaction of debt....        111                      111
Policy loans.........................      2,011                    2,011
Other long-term investments*.........        210                      210
Short-term investments...............        265                      265
                                         -------                  -------
   Total investments.................    $49,318                  $50,832
                                         =======                  =======
--------------
* Net of applicable allowance for losses. See Schedule V included herein.

                         AMERICAN GENERAL CORPORATION
          Schedule II - Condensed Financial Information of Registrant
       Statement of Income of American General Corporation (Parent Only)
                                 (In millions)

                                                For the Years Ended December 31,
                                                --------------------------------
                                                      1996    1995    1994
                                                      ----    ----    ----
Revenues
 Dividends - affiliated.........................      $ 464  $ 445   $ 459
 Interest income - affiliated...................        120    130      33
 Net realized investment gains (losses).........          1     (1)     (3)
 Other income
  Affiliated....................................         39     36      36
  Other.........................................          2      6       3
                                                      -----  -----   -----
   Total revenues...............................        626    616     528
                                                      -----  -----   -----

Expenses
 Operating costs and expenses
  Affiliated....................................         10      7       8
  Other.........................................         72     77      66
 Interest expense
  Affiliated*...................................         81     46      11
  Other.........................................        123    156     110
                                                      -----  -----   -----
   Total expenses...............................        286    286     195
                                                      -----  -----   -----

Income before income tax benefit and equity in
 undistributed net income of subsidiaries.......        340    330     333
Income tax benefit..............................         34     35      43
Equity in undistributed net income of
 subsidiaries (net of dividends paid to parent).        279    285     233
                                                      -----  -----   -----
   Net income...................................      $ 653  $ 650   $ 609
                                                      =====  =====   =====
---------------
* Includes $71 million in 1996 and $36 million in 1995 related to subordinated debentures issued in conjunction with the issuances of preferred securities of subsidiaries. Additional information is included in Note 10.1 of Notes to Financial Statements included herein.

                         AMERICAN GENERAL CORPORATION
    Schedule II - Condensed Financial Information of Registrant (Continued) Balance Sheet of American General Corporation (Parent Only)
                                 (In millions)

                                                        At December 31,
                                                       -----------------
                                                       1996         1995
                                                       ----         ----
Assets
 Investments
  Subsidiaries, at equity...........................  $8,181       $8,018
  Other.............................................       8           35
 Indebtedness from subsidiaries.....................   1,555        1,473
 Cash...............................................       -            1
 Other..............................................      90          115
                                                      ------       ------
    Total assets....................................  $9,834       $9,642
                                                      ======       ======

Liabilities
 Short-term debt....................................  $  153       $  240
 Long-term debt/(a)/
  Senior/(b)/.......................................   1,182        1,180
  Subordinated, held by subsidiaries/(c)/...........   1,505          993
 Indebtedness to subsidiaries.......................      21           23
 Federal income taxes...............................      39           28
 Other..............................................      90           69
                                                      ------       ------
    Total liabilities...............................   2,990        2,533
                                                      ------       ------
Shareholders' equity
 Convertible preferred stock........................      85            -
 Common stock.......................................     572          532
 Net unrealized gains(losses) on securities/(d)/....     627        1,296
 Retained earnings..................................   6,420        6,071
 Cost of treasury stock/(e)/........................    (860)        (790)
                                                      ------       ------
    Total shareholders' equity......................   6,844        7,109
                                                      ------       ------
    Total liabilities and equity....................  $9,834       $9,642
                                                      ======       ======


---------------------
/(a)/ The five-year schedule of maturities of debt is as follows: 1997, $133 million; 1998, $71 million; 1999, $103 million; 2000, $203 million; and 2001, $8 million.
/(b)/ The principal amount of American General senior notes held by subsidiaries was $10 million at December 31, 1996 and 1995.
/(c)/ Includes $1,458 million in 1996 and $943 million in 1995 of subordinated debentures issued in conjunction with the issuances of preferred securities of subsidiaries. Additional information is included in Note
      10.1 of Notes to Financial Statements included herein.
/(d)/ Includes fair value adjustment related to securities. Additional information is included in the section "Investments - Fair Value of Securities" in Management's Discussion and Analysis included herein.
/(e)/ Includes 26,235,814 shares at a cost of $354 million in 1996 and 26,155,760 shares at a cost of $347 million in 1995 which are held by subsidiaries.

                         AMERICAN GENERAL CORPORATION
    Schedule II - Condensed Financial Information of Registrant (Continued) Statement of Cash Flows of American General Corporation (Parent Only)
                                 (In millions)

                                                For the Years Ended December 31,
                                                --------------------------------
                                                    1996     1995      1994
                                                    ----     ----      ----
Operating activities
 Net income .....................................  $ 653    $  650    $ 609
 Reconciling adjustments
  Equity in undistributed net income of
   subsidiaries (net of dividends paid to parent)   (279)     (285)    (233)
  Other, net.....................................     54         4       27
                                                   -----    ------    -----
   Net cash provided by operating activities.....    428       369      403
                                                   -----    ------    -----

Investing activities
 Net (increase) decrease in indebtedness from
  subsidiaries...................................    (82)     (694)       1
 Capital contributions to subsidiaries...........   (311)     (368)     (91)
 Return of capital from subsidiaries.............     53       113        7
 Acquisition.....................................   (106)        -        -
 Net (increase) decrease in other investments ...     48        31      (34)
 Net increase (decrease) in indebtedness to
  subsidiaries...................................     (2)      (12)       8
 Other, net......................................    (11)       (4)      (2)
                                                   -----    ------    -----
   Net cash used for investing activities........   (411)     (934)    (111)
                                                   -----    ------    -----

Financing activities
 Net increase (decrease) in short-term debt......    (90)     (405)     324
 Long-term debt issuances........................    516     1,376      100
 Long-term debt redemptions......................      -      (100)    (209)
 Dividends on common and preferred stock.........   (271)     (254)    (243)
 Common stock repurchases........................   (181)      (35)    (264)
 Other, net......................................      8       (16)       -
                                                   -----    ------    -----
   Net cash provided by (used for) financing
    activities...................................    (18)      566     (292)
                                                   -----    ------    -----

Net increase (decrease) in cash..................     (1)        1        -
Cash at beginning of year........................      1         -        -
                                                   -----    ------    -----
   Cash at end of year...........................  $   -    $    1    $   -
                                                   =====    ======    =====

                          AMERICAN GENERAL CORPORATION
               Schedule III - Supplementary Insurance Information
                                 (In millions)

                         At December 31,                         For the Years Ended December 31,
                   --------------------------     --------------------------------------------------------------------
                                                                                               Amortization
                                                     Premiums                                      of
                     Deferred       Insurance          and                          Insurance    Deferred
                      Policy           and            Other         Net               and         Policy        Other
                    Acquisition      Annuity         Consider-   Investment         Annuity     Acquisition   Operating
Segment            Costs /(a)(b)/  Liabilities/(c)/   tions      Income/(d)/        Benefits    Costs/(b)(e)/ Expenses
----------------------------------------------------------------------------------------------------------------------
1996
 Retirement Services   $  558       $21,067          $   78       $1,652            $1,244         31           $  126
 Consumer Finance          11           463             202           66               103          9               11
 Life Insurance         3,140        24,550           2,964        2,016             2,867/(g)/   453/(g)/         940
 Other/(f)/                 -           (58)              -           39                 4          1            1,170
                       ------       -------          ------       ------            ------       ----           ------
  Consolidated         $3,709       $46,022          $3,244       $3,773            $4,218       $494           $2,247
                       ======       =======          ======       ======            ======       ====           ======

1995
 Retirement Services   $  183       $20,147          $   50       $1,597            $1,204       $ 17           $  129
 Consumer Finance          12           494             217           63               116          9               12
 Life Insurance         2,652        23,139           2,701        1,872             2,761        386              783
 Other/(f)/                 -           (62)              1           52                 4          -            1,090
                       ------       -------          ------       ------            ------       ----           ------
  Consolidated         $2,847       $43,718          $2,969       $3,584            $4,085       $412           $2,014
                       ======       =======          ======       ======            ======       ====           ======

1994
 Retirement Services   $  910       $18,656          $   37       $1,492            $1,134       $ 13           $  108
 Consumer Finance          10           480             175           57                98          6               11
 Life Insurance         2,602        15,975           2,161        1,346             1,994        353              630
 Other/(f)/                 2           (63)              1           60                 3          -              631
                       ------       -------          ------       ------            ------       ----           ------
  Consolidated         $3,524       $35,048          $2,374       $2,955            $3,229       $372           $1,380
                       ======       =======          ======       ======            ======       ====           ======

-----------------
/(a)/ Includes fair value adjustment related to securities. Additional information is included in the section "Investments - Fair Value of Securities" in Management's Discussion and Analysis included herein.
/(b)/ Includes cost of insurance purchased.
/(c)/ Includes unearned premiums, other policy claims and benefits payable, and other policyholder funds, which are not significant relative to insurance and annuity liabilities.
/(d)/ Represents earnings and related expenses on those investments considered necessary to support the segment's business operations.
/(e)/ Net of accretion of interest.
/(f)/ Represents Consumer Finance non-insurance operations, Corporate operations, and intersegment eliminations.
/(g)/ Insurance and annuity benefits and amortization of deferred policy acquisition costs exclude $13 million and $37 million, respectively, for write-down of USLIFE group business.

                         AMERICAN GENERAL CORPORATION
                           Schedule IV - Reinsurance
                                 (In millions)


                                                                                   Percentage
                                                                                       of
                                                    Ceded to    Assumed              Amount
                                         Gross        Other    from Other   Net      Assumed
Description                              Amount     Companies  Companies   Amount     to Net
--------------------------------------  ---------  ---------  ----------  ---------  -------
1996
 Life insurance in force at year end     $310,567    $42,054     $23,663   $292,176      8.1%

 Premiums for the year
  Life insurance and annuities           $  1,802    $   124     $    68   $  1,746      3.9%
  Accident and health insurance               786        146          18        658      2.8
  Property-liability insurance                106         18          40        128     31.0
                                         --------    -------     -------   --------     ----
   Total premiums                        $  2,694    $   288     $   126   $  2,532      5.0%
                                         ========    =======     =======   ========     ====

1995
 Life insurance in force at year end     $286,135    $30,660     $22,686   $278,161      8.2%

 Premiums for the year
  Life insurance and annuities           $  1,637    $   106     $    74   $  1,605      4.6%
  Accident and health insurance               770        169          44        645      6.8
  Property-liability insurance                 49          1          37         85     43.6
                                         --------    -------     -------   --------     ----
   Total premiums                        $  2,456    $   276     $   155   $  2,335      6.6%
                                         ========    =======     =======   ========     ====

1994
 Life insurance in force at year end     $228,527    $19,912     $17,906   $226,521      7.9%

 Premiums for the year
  Life insurance and annuities           $  1,143    $    79     $    63   $  1,127      5.6%
  Accident and health insurance               696         94          18        620      2.9
  Property-liability insurance                 52          1          20         71     28.5
                                         --------    -------     -------   --------     ----
   Total premiums                        $  1,891    $   174     $   101   $  1,818      5.6%
                                         ========    =======     =======   ========     ====


                                                   AMERICAN GENERAL CORPORATION
                                          Schedule V - Valuation and Qualifying Accounts
                                                           (In millions)

                                                                            Additions
                                                              -------------------------------------
                                                                Charged
                                                                  to          Charged
                                                              Provision for      to        Charged                     Balance
                                                 Balance at     Finance       Realized       to                          at
                                                 Beginning     Receivable    Investment     Other        Deduc-        End of
Description                                       of Year        Losses        Losses      Accounts      tions/(a)/     Year
----------------------------------               -----------  -------------  ----------    --------     -----------    --------

1996
 Allowance for losses on:
  Finance receivables                               $  492          $ 417         $   -        $   -        $ 514/(b)/    $  395
  Mortgage loans on
   real estate                                          96              -             2            -           14             84
  Investment real estate                                55              -             3            -           24             34
  Other long-term
   investments                                          48              -             -            1           48              1
 Valuation allowance on
  deferred tax asset                                    42              -             -            4            -             46
                                                    ------          -----         -----        -----        -----         ------
    Total                                           $  733          $ 417         $   5        $   5        $ 600         $  560
                                                    ======          =====         =====        =====        =====         ======

1995
 Allowance for losses on:
  Finance receivables                               $  226          $ 574         $   -        $   -        $ 308         $  492
  Mortgage loans on
   real estate                                         101              -            28            -           33             96
  Investment real estate                               349              -            21            -          315/(c)/        55
  Other long-term
   investments                                          65              -             1            -           18             48
 Valuation allowance on
  deferred tax asset                                   331              -             -           26/(d)/     315             42
                                                    ------          -----         -----        -----        -----         ------
    Total                                           $1,072          $ 574         $  50        $  26        $ 989         $  733
                                                    ======          =====         =====        =====        =====         ======

1994
 Allowance for losses on:
  Finance receivables                               $  184          $ 214         $   -        $   -        $ 172          $ 226
  Mortgage loans on
   real estate                                         124              -            11            -           34            101
  Investment real estate                               273              -           124            -           48            349
  Other long-term
    investments                                        102              -             4            -           41             65
 Valuation allowance on
  deferred tax asset                                    16              -             -          315/(e)/       -            331
                                                    ------          -----         -----        -----        -----         ------
    Total                                           $  699          $ 214         $ 139        $ 315        $ 295         $1,072
                                                    ======          =====         =====        =====        =====         ======

--------------------------------
/(a)/ Resulting from write-offs of uncollectible receivables, mortgage loan payoffs, sales of real estate, and foreclosures of real estate.
/(b)/ Includes $70 million reclassification to assets held for sale.
/(c)/ Includes $243 million reclassification to reduce cost basis.
/(d)/ Relates to operating loss carryovers not expected to be utilized charged to deferred tax expense.
/(e)/ Relates to unrealized losses on securities charged to net unrealized gains(losses) on securities.

                        REPORT OF INDEPENDENT AUDITORS


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
AMERICAN GENERAL CORPORATION

We have audited the accompanying consolidated balance sheets of American General Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, common stock activity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the Table of Contents at Item 5. These financial statements and schedules are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American General Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



ERNST & YOUNG LLP

Houston, Texas
February 14, 1997,
  except for Note 2.5, as to which
  the date is June 17, 1997

Item 7.  (c) Exhibits.

The following documents are filed as part of this Form 8-K.

Exhibit 11   Computation of Earnings Per Share

Exhibit 12 Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Exhibit 21   Subsidiaries of American General Corporation

Exhibit 23   Consent of Ernst & Young LLP

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        AMERICAN GENERAL CORPORATION


                                             /s/ ELLEN H. MASTERSON
                                         By: __________________________________
                                            Ellen H. Masterson
                                            Senior Vice President and
                                            Chief Financial Officer

Dated:  October 10, 1997

                                 EXHIBIT INDEX


Exhibit
Number                            Description
-------      ----------------------------------------------------------------
  11         Computation of Earnings Per Share

  12 Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

  21         Subsidiaries of American General Corporation

  23         Consent of Ernst & Young LLP